UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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Floor & Decor Holdings, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2233 Lake Park Drive

Smyrna, GA 30080

March 26, 2019

Dear Stockholder,

You are cordially invited to attend the Annual Meeting of Stockholders of Floor & Decor Holdings, Inc. (the “Company”) to be held on Thursday, May 16, 2019 at 1:00 P.M. Eastern Time at the Omni Hotel at The Battery Atlanta, Glavine Conference Room, Level 2, 2625 Circle 75 Parkway SE, Atlanta, GA 30339.

The agenda for the Annual Meeting includes:

•                   the election of four Class II directors for three-year terms expiring in 2022 (Proposal 1);

•                   the ratification of Ernst & Young LLP as independent auditors for our 2019 fiscal year (Proposal 2); and

•                an advisory vote to approve the compensation paid to our named executive officers for the fiscal year ended December 27, 2018 (commonly known as a “say-on-pay” proposal) (Proposal 3).

The Company’s Board of Directors recommends a vote FOR the election of the four Class II directors, FOR the ratification of the appointment of Ernst & Young LLP as our independent auditors, and FOR the approval, on an advisory basis, of compensation paid to our named executive officers for the fiscal year ended December 27, 2018.

Your interest in the Company and your vote are very important to us. The enclosed proxy materials contain detailed information regarding the business that will be considered at the Annual Meeting. It is important that all stockholders participate in the affairs of the Company, regardless of the number of shares owned. Accordingly, we encourage you to read the proxy materials and vote your shares as soon as possible. You may authorize your proxy via the Internet or telephone or, if you received a paper copy of the proxy materials, by mail by completing and returning the proxy card.

On behalf of the Company, I would like to express our appreciation for your ongoing interest in Floor & Decor Holdings, Inc.

Very truly yours,
Thomas V. Taylor
Chief Executive Officer

FLOOR & DECOR HOLDINGS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 16, 2019

TIME	1:00 P.M. Eastern Time on Thursday, May 16, 2019

PLACE	Omni Hotel at The Battery Atlanta, Glavine Conference Room, Level 2, 2625 Circle 75 Parkway SE, Atlanta, GA 30339

ITEMS OF BUSINESS	(1)

To elect four Class II directors for three-year terms expiring at the 2022 annual meeting of stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal (Proposal 1).

(2) To ratify the appointment of Ernst & Young LLP as independent auditors for our 2019 fiscal year (Proposal 2).

(3)

To approve, by non-binding vote, the compensation paid to our named executive officers for the fiscal year ended December 27, 2018, as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (Proposal 3).

(4) To transact such other business as may properly be brought before the Annual Meeting or any adjournment or postponement thereof.

RECORD DATE	You are entitled to vote only if you were a stockholder of record at the close of business on March 20, 2019.

PROXY VOTING

It is important that your shares be represented and voted at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, we urge you to transmit your voting instructions online at www.voteproxy.com or via telephone by calling 800-776-9437 (800-PROXIES), or to complete and return a proxy card (no postage is required).

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 16, 2019: As permitted by rules adopted by the Securities and Exchange Commission, rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials containing instructions on how to access these proxy materials and authorize their respective proxy votes online. This proxy statement, our 2018 Annual Report on Form 10-K and the proxy card are available at www.voteproxy.com. You will need your notice of internet availability or proxy card to access these proxy materials.

March 26, 2019

David V. Christopherson
Executive Vice President, General Counsel and Secretary

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2233 Lake Park Drive
Smyrna, GA 30080

PROXY STATEMENT

The Board of Directors (the “Board”) of Floor & Decor Holdings, Inc., a Delaware corporation (the “Company,” “we,” “us” or “our”), has prepared this document to solicit your proxy to vote upon certain matters at the Company’s 2019 Annual Meeting of Stockholders (the “Annual Meeting”).

These proxy materials contain information regarding the Annual Meeting, to be held on May 16, 2019, beginning at 1:00 P.M. Eastern Time at the Omni Hotel at The Battery Atlanta, Glavine Conference Room, Level 2, 2625 Circle 75 Parkway SE, Atlanta, GA 30339, and at any adjournment or postponement thereof. As permitted by the rules adopted by the Securities and Exchange Commission (the “SEC”), rather than mailing a full paper set of these proxy materials, we are mailing to many of our stockholders only a notice of internet availability of proxy materials (the “Notice”) containing instructions on how to access and review these proxy materials and authorize their respective proxy votes online. If you receive the Notice and would like to receive a paper copy of these proxy materials, you should follow the instructions for requesting such materials located at www.voteproxy.com.

QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

The approximate date that this proxy statement, the proxy card, and our 2018 Annual Report on Form 10-K (the “Annual Report”) are first being sent or given to our stockholders is March 26, 2019. The information regarding stock ownership and other matters in this proxy statement is as of March 20, 2019 (the “Record Date”), unless otherwise indicated.

QUESTIONS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

What may I vote on?

You may vote on the following proposals:

•      the election of four Class II directors for three-year terms expiring at the 2022 annual meeting of stockholders once their respective successors have been duly elected and qualified, or their earlier resignation or removal (“Proposal 1”);

•      the ratification of the appointment of Ernst & Young LLP (“Ernst &Young”) as independent auditors for our 2019 fiscal year (“Proposal 2”); and

•      the approval, by non-binding vote, of the compensation paid to our named executive officers (“NEOs”) for the fiscal year ended December 27, 2018 as disclosed in these proxy materials (commonly known as a “say-on-pay” proposal) (“Proposal 3”).

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE FOUR CLASS II DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS THE INDEPENDENT AUDITORS AND FOR THE APPROVAL, ON AN ADVISORY BASIS, OF COMPENSATION PAID TO THE NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED DECEMBER 27, 2018 (“SAY-ON-PAY”).

Who may vote?

Stockholders of record of our common stock, par value $0.001 per share (“common stock”), at the close of business on the Record Date are entitled to receive the Notice and these proxy materials and to vote their respective shares at the Annual Meeting.

Each share of common stock is entitled to one vote on each matter that is properly brought before the Annual Meeting. As of the Record Date, 97,977,678 shares of common stock were outstanding.

How do I vote?

We have elected to provide access to proxy materials over the Internet under the SEC’s “notice and access” rules to reduce the environmental impact and cost of the Annual Meeting. However, if you prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice.

Stockholders of Record

If your common stock is registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, LLC, you are considered a stockholder of record with respect to those shares. As a stockholder of record, you have the right to vote by proxy.

You may authorize your proxy in any of the following three ways:

Internet. Go to www.voteproxy.com to use the Internet to transmit your voting instructions and for electronic delivery of information. Have your proxy card in hand when you access the website.

Phone. Call 800-776-9437 (800-PROXIES) using any touch-tone telephone to transmit your voting instructions. Have your proxy card in hand when you call.

Mail. Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided, or return it to American Stock Transfer & Trust Company, LLC, 6201 15th Avenue, Brooklyn, NY 11219.

Authorizing your proxy by any of these methods will not affect your right to attend the Annual Meeting and vote in person. However, for those who will not be voting in person at the Annual Meeting, your final voting instructions must be received by no later than 11:59 P.M. on May 15, 2019.

Beneficial Owners

Most of our stockholders hold their shares through a stockbroker, bank or other nominee, rather than directly in their own names. If you hold your shares in one of these ways, you are considered the beneficial owner of shares held in “street name”, and the Notice is being forwarded to you by your broker, bank or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote. Your broker, bank or nominee has enclosed a voting instruction form for you to use in directing the broker, bank or nominee on how to vote your shares. Unless you provide specific voting instructions, your brokerage firm will only have the discretion to vote shares it holds on your behalf with respect to Proposal 2 (the ratification of Ernst & Young as independent auditors for our 2019 fiscal year), but not with respect to Proposal 1 (the election of four Class II directors) or Proposal 3 (the say-on-pay proposal), as more fully described under “What is a broker ‘non-vote’?” below.

Can I change my vote?

Yes. If you are the stockholder of record, you may revoke your proxy before it is exercised by doing any of the following:

•      sending a letter to us stating that your proxy is revoked;

•      signing a new proxy and sending it to us; or

•      attending the Annual Meeting and voting by ballot.

Beneficial owners should contact their broker, bank or nominee for instructions on changing their votes.

How many votes must be present to hold the Annual Meeting?

A “quorum” is necessary to hold the Annual Meeting. A quorum is a majority of the votes entitled to be cast by the stockholders entitled to vote at the Annual Meeting. They may be present at the Annual Meeting or represented by proxy. Abstentions and broker “non-votes” are not counted as votes cast either “FOR” or “AGAINST” a given proposal, but are counted as present and entitled to vote for purposes of determining a quorum.

How many votes are needed to approve the proposals?

At the Annual Meeting, a “FOR” vote by a majority of votes cast is required for each of the nominees for Proposal 1 (the election of four Class II directors), Proposal 2 (the ratification of Ernst & Young as independent auditors for our 2019 fiscal year) and Proposal 3 (the say-on-pay proposal).

A “FOR” vote by a “majority of votes cast” means that the number of shares voted “FOR” exceeds the number of shares voted “AGAINST.”

Where can I find the voting results of the Annual Meeting?

The Company will announce preliminary voting results at the Annual Meeting and publish final results in a Current Report on Form 8-K filed with the SEC within four business days of the completion of the meeting.

What is an abstention?

An abstention is a properly signed proxy card that is marked “abstain.” Abstentions do not constitute votes “FOR” or votes “AGAINST.”

What is a broker “non-vote?”

If you are a beneficial owner of shares held in “street name” and do not provide the broker, bank or other nominee that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters but cannot vote on non-routine matters. If the broker, bank or other nominee that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, such organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is commonly referred to as a broker “non-vote.”

The election of directors (Proposal 1) and the say-on-pay proposal (Proposal 3) are matters considered non-routine under applicable rules. A broker, bank or other nominee cannot vote without your instructions on non-routine matters. For your vote to be counted in the above proposals, you will need to communicate your voting decisions to your broker, bank or other nominee before the date of the meeting using the voting instruction form provided by your broker, bank or other nominee.

The ratification of the appointment of Ernst & Young as our independent auditors for the fiscal year ending December 26, 2019 (Proposal 2) is a matter considered routine under applicable rules. A broker, bank or other nominee may generally vote on routine matters.

Will any other matters be acted on at the Annual Meeting?

If any other matters are properly presented at the Annual Meeting or any adjournment or postponement thereof, the persons named in the proxy will have discretion to vote on those matters. As of February 15, 2019, the date by which any proposal for consideration at the Annual Meeting submitted by a stockholder must have been received by us to be presented at the Annual Meeting, and as of the date of these proxy materials, we did not know of any other matters to be presented at the Annual Meeting.

Who pays for this proxy solicitation?

We will pay the expenses of soliciting proxies. In addition to solicitation by mail, proxies may be solicited in person or by telephone or other means by our directors or associates. We will reimburse brokerage firms and other nominees, custodians and fiduciaries for costs incurred by them in mailing these proxy materials to the beneficial owners of common stock held of record by such persons.

Whom should I contact with other questions?

If you have additional questions about these proxy materials or the Annual Meeting, please contact: Floor & Decor Holdings, Inc., 2233 Lake Park Drive, Smyrna GA 30080, Attention: David V. Christopherson, Telephone: (404) 471-1634.

ELECTION OF FOUR CLASS II DIRECTORS (PROPOSAL 1)

Board Structure and the Nominees

The Board is comprised of 11 directors. Pursuant to our Restated Certificate of Incorporation (our “certificate of incorporation”), the Board is divided into three classes. The members of each class serve for staggered, three-year terms. Upon the expiration of the term of a class of directors, the Nominating and Corporate Governance Committee of the Board (the “Nominating Committee”) will recommend to the Board for its approval the slate of director nominees to be nominated for election for three-year terms at the annual meeting of stockholders in the year in which the term of a class of directors expires.

Our directors have a balance of tenure and age, which provides our Board with an effective mix of experience and perspective, as shown in the chart and biographies below:

In connection with the Annual Meeting, the Board, upon the recommendation of the Nominating Committee, has nominated each of Michael Fung, John M. Roth, Thomas V. Taylor and Rachel H. Lee (together, the “Nominees”) for reelection as a Class II director, for a three-year term expiring at our 2022 annual meeting of stockholders once their respective successors have been duly elected and qualified or until their earlier resignation or removal.

Set forth below is information concerning our directors, and the key experience, qualifications and skills they bring to the Board. As detailed in each director’s biography, our Board collectively leverages its strengths and experiences in the following areas:

The Nominees

Michael Fung, 68, has served as a member of our Board since April 2017. Mr. Fung has been the Interim Chief Financial Officer of J. C. Penney Company, Inc., an apparel and home retailer, since October 2018. Before that, Mr. Fung was the Interim Chief Operating Officer and Chief Financial Officer for The Neiman Marcus Group LLC, a luxury retailer, from November 2016 through June 2017. Previously, Mr. Fung served as the Interim Chief Financial Officer and Treasurer for 99 Cents Only Stores LLC, a deep-discount retailer, from June to November 2015, as the Interim Executive Vice President and Chief Administrative Officer from January to September 2013, and as a member of the board of directors from December 2013 to October 2018. Mr. Fung served as Senior Vice President and Chief Financial Officer at Walmart U.S., a multinational retailer, from 2006 until his retirement in February 2012, as Senior Vice President, Internal Audit Services from 2003 to 2006, and as Vice President, Finance and Administration of Global Procurement from 2001 to 2003. Before joining Walmart, Mr. Fung spent five years as Vice President and Chief Financial Officer of Sensient Technologies Corporation, a global manufacturer and marketer of colors, flavors and fragrances, preceded by three years as Senior Vice President and Chief Financial Officer of Vanstar Corporation, a developer of information technology and networking solutions and four years as Vice President and Chief Financial Officer of Bass Pro Shops, Inc., a hunting, fishing and outdoor gear retailer. Mr. Fung currently serves as a member of the board of directors of Franklin Covey Co., a global leader in organizational performance improvement solutions. Mr. Fung is also a Board Leadership Fellow with the National Association of Corporate Directors and a member of the Committee of 100 and the University of Illinois Foundation. Mr. Fung is a Certified Public Accountant (Inactive) in the State of Illinois. He received his B.S. in Accounting from the University of Illinois at Chicago and his M.B.A. from the University of Chicago. Mr. Fung’s operating experience at retailers and his service on boards of directors led to the conclusion that he should serve as a member of our Board.

John M. Roth, 60, has served as a member of our Board since November 2010. Mr. Roth joined Freeman Spogli Management Co., L.P. in 1988 and has been a Partner since 1993, he previously served as President and Chief Operating Officer and now serves as Chief Executive Officer. From 1984 to 1988, Mr. Roth was employed by Kidder, Peabody & Co. Incorporated in the Mergers and Acquisitions Group. Mr. Roth has served on the board of directors of El Pollo Loco Holdings, Inc., a differentiated quick service restaurant concept, since December 2007. Mr. Roth previously served on the board of directors of hhgregg, Inc., an electronics and appliances retailer. Mr. Roth received an M.B.A. and a bachelor’s degree from the Wharton School of the University of Pennsylvania. With his extensive experience as a board member of numerous retail and consumer businesses and his experience and insights into strategic expansion opportunities, capital markets and capitalization strategies, Mr. Roth is well qualified to serve on our Board.

Thomas V. Taylor, Jr., 53, has served as our Chief Executive Officer and a member of our Board since December 2012. Prior to joining us, Mr. Taylor began his career at age 16 in 1983 at a Miami Home Depot Inc. (“Home Depot”) store. He worked his way up through various manager, district manager, vice president, president, and senior vice president roles to eventually serve as the Executive Vice President of Operations with responsibility for all 2,200 Home Depot stores and then the Executive Vice President of Merchandising and Marketing, again for all stores. After leaving Home Depot in 2006, for the next six years, Mr. Taylor was a Managing Director at Sun Capital Partners. During his tenure, he was a board member for over twenty portfolio companies in the United States and Europe. Mr. Taylor currently serves on the board of directors of National Vision Holdings Inc., an optical retailer. Mr. Taylor’s significant experience as a board member and his expertise in the home improvement retail industry led to the conclusion that he should serve as a member of our Board.

Rachel H. Lee, 34, has served as a member of our Board since October 2015. Ms. Lee is a Principal in the Private Equity Group of Ares Management Corporation (“Ares Management”). Prior to joining Ares Management in 2008, Ms. Lee was an investment banking generalist at J.P. Morgan, where she participated in the execution of a variety of transactions including leveraged buyouts, mergers and acquisitions, and debt and equity financings across various industries. She holds a B.S.B.A. from the University of Southern California Marshall School of Business in Corporate Finance and a B.S. from the University of Southern California Leventhal School of Accounting in Accounting. Ms. Lee’s experience working with and serving as a director of various companies operating in various industries controlled by private equity sponsors led to the conclusion that she should serve as a member of our Board.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF THE FOUR NOMINEES AS CLASS II DIRECTORS.

Directors Remaining in Office until our 2020 Annual Meeting of Stockholders

David B. Kaplan, 51, has served as a member of our Board since October 2010, including as Chairman from October 2010 to December 2011. Mr. Kaplan is a Co-Founder of Ares Management, and a Director and Partner of Ares Management GP LLC, Ares Management’s general partner. He is a Partner of Ares Management, Co-Head of its Private Equity Group and a member of its Management Committee.

He additionally serves on several of the Investment Committees for certain funds managed by the Private Equity Group. Mr. Kaplan joined Ares Management in 2003 from Shelter Capital Partners, LLC, where he was a Senior Principal from June 2000 to April 2003. From 1991 through 2000, Mr. Kaplan was affiliated with, and a Senior Partner of, Apollo Management, L.P. and its affiliates, during which time he completed multiple private equity investments from origination through exit. Prior to Apollo Management, L.P., Mr. Kaplan was a member of the Investment Banking Department at Donaldson, Lufkin & Jenrette Securities Corp., an investment banking and securities firm. Mr. Kaplan currently serves as Chairman of the board of directors of the parent entities of Neiman Marcus Group, Inc., a luxury retailer, and Smart & Final Stores, Inc., a warehouse-style food and supply retailer, and as a member of the boards of directors of 99 Cents Only Stores LLC, a deep-discount retailer, and the parent entity of Guitar Center, Inc., a musical instruments retailer. Mr. Kaplan’s previous public company board of directors experience includes Maidenform Brands, Inc., an intimate apparel retailer, where he served as the company’s Chairman, GNC Holdings, Inc., a specialty retailer of health and wellness products, Dominick’s Supermarkets, Inc., a grocery store retailer, Stream Global Services, Inc., a business process outsourcing provider, Orchard Supply Hardware Stores Corporation, a home improvement retailer, and Allied Waste Industries Inc., a waste services company. Mr. Kaplan also serves on the board of directors of Cedars-Sinai Medical Center and serves on the President’s Advisory Group of the University of Michigan. Mr. Kaplan graduated with High Distinction, Beta Gamma Sigma, from the University of Michigan, School of Business Administration with a B.B.A. concentrating in Finance. Mr. Kaplan’s over 25 years of experience managing investments in, and serving on the boards of directors of, companies operating in various industries led to the conclusion that he should serve as a member of our Board.

Peter M. Starrett, 71, has served as a member of our Board since November 2010. In 1998, Mr. Starrett founded Peter Starrett Associates, a retail advisory firm, and currently serves as its President. In connection with his activities at Peter Starrett Associates, Mr. Starrett also provides consulting services to certain Freeman Spogli affiliated entities. From 1990 to 1998, Mr. Starrett served as the President of Warner Bros. Studio Stores Worldwide, a specialty retailer. Previously, he was Chairman and Chief Executive Officer of The Children’s Place, a specialty retailer. Prior to that, Mr. Starrett held senior executive positions at both Federated Department Stores and May Department Stores, each a department store retailer. Mr. Starrett is Chairman of the board of directors of Boot Barn, Inc., a specialty apparel and footwear retailer. From May to November of 2012, Mr. Starrett served as Boot Barn, Inc.’s interim Chief Executive Officer. In addition, he is a member of the board of directors of several private companies. Previously, he was also the Chairman of the board of directors of Pacific Sunwear, Inc. and served on the board of directors of hhgregg, Inc., an electronics and appliances retailer. Mr. Starrett received a B.S.B.A. from the University of Denver and an M.B.A. from Harvard Business School. Mr. Starrett’s extensive experience as an officer and a director of both public and private companies in the retail industry led to the conclusion that he should serve as a member of our Board.

George Vincent West, 64, has served on our Board since he founded us in 2000. He served as our Chief Executive Officer from 2000 to 2002, as Co-Chief Executive Officer from 2008 to 2010 and as Chief Executive Officer from 2010 through 2012. Currently, Mr. West serves as the Vice Chairman of our Board, a position that he has held since December 2012. Mr. West began his business career starting a successful retail glassware business in Atlanta. He was eventually recruited to work for his family building materials business, West Building Materials, which operated in five southeastern states, and eventually became its President. Mr. West also developed and sold a multistate billboard company and has developed several real estate projects across the state of Georgia, the most recent being Utana Bluffs, a boutique mountain home community in the north Georgia Mountains. Mr. West graduated from the Terry College of Business at the University of Georgia in 1977. Mr. West’s experience and intimate knowledge of the Company led to the conclusion that he should serve as a member of our Board.

Directors Remaining in Office until our 2021 Annual Meeting of Stockholders

Norman H. Axelrod, 66, has served as our Chairman since December 2011 and as a member of our Board since November 2010. Beginning in 1988, Mr. Axelrod served as Chief Executive Officer and a member of the board of directors of Linens ‘n Things, Inc., a retailer of home textiles, housewares and decorative home accessories, was appointed as Chairman of its board of directors in 1997, and served in such capacities until its acquisition in February 2006. Mr. Axelrod also serves on the boards of directors of the parent entities of Smart & Final Stores, Inc., a warehouse-style food and supply retailer, Guitar Center, Inc., a musical instruments retailer, The Neiman Marcus Group LLC, a luxury retailer, and 99 Cents Only Stores LLC, a deep-discount retailer. Mr. Axelrod was also appointed Chairman of the board of directors of 99 Cents Only Stores LLC in February 2018 and has previously served as the Chairman of the boards of directors of GNC Holdings, Inc., a specialty retailer of health and wellness products, National Bedding Company LLC, a mattress and bedding product manufacturer, and Simmons Company, a mattress and bedding product manufacturer, and as a member of the boards of directors of Jaclyn, Inc., a handbags and apparel company, Reebok International Ltd., a leading worldwide designer and marketer of sports, fitness and casual footwear, apparel and equipment, and Maidenform Brands, Inc., an intimate apparel retailer. Mr. Axelrod has provided consulting services to certain entities related to Ares Management. Mr. Axelrod received a B.S. in Management and Marketing from Lehigh University and an M.B.A. from New York University.

Mr. Axelrod’s vast experience led to the conclusion that he should serve as a member of our Board.

Brad J. Brutocao, 45, has served as a member of our Board since November 2010. Mr. Brutocao joined Freeman Spogli in 1997 and has been a Partner since 2008. Prior to joining Freeman Spogli, Mr. Brutocao worked at Morgan Stanley & Co., a financial services firm, in the Mergers and Acquisitions and Corporate Finance departments. In addition, Mr. Brutocao is a member of the board of directors of several private companies. Mr. Brutocao received a B.A. in Business Economics from the University of California, Los Angeles. Mr. Brutocao’s experience managing investments in, and serving on the boards of, companies operating in the retail and consumer industries led to the conclusion that he should serve as a member of our Board.

Richard L. Sullivan, 62, has served as a member of our Board since April 2017. Mr. Sullivan has been the President and CEO of the parent entity of PGA TOUR Superstore, a nationwide specialty golf retailer, since 2009. Previously, Mr. Sullivan was the Chief Marketing Officer for Home Depot from 1992 to 2002. From 2002 to 2008, Mr. Sullivan served as the Executive Vice President and Chief Marketing Officer overseeing sales, marketing and other business-related functions for the Atlanta Falcons and team owner Arthur Blank. Mr. Sullivan was elected Vice Chairman of the board of directors of the National Golf Foundation in January 2016 and serves as a member of its compensation committee. He received his B.S. in Accounting from Roger Williams University. Mr. Sullivan’s business experience, including in home improvement and specialty retailers, led to the conclusion that he should serve as a member of our Board.

Felicia D. Thornton, 55, has served as a member of our Board since April 2017. Ms. Thornton served as Chief Financial Officer and Treasurer for 99 Cents Only Stores LLC, a deep-discount retailer, from November 2015 to August 2018. Ms. Thornton was appointed to the board of directors for Convergint Technologies Group L.P., a global independent security integration company in February 2019 and 99 Cents Only Stores LLC, where she currently serves as Vice Chair, in February 2018. Previously, Ms. Thornton served as Co-Chief Executive Officer, President and Chief Operating Officer for DeMoulas Super Market, Inc., (“DeMoulas”), a supermarket chain, from June 2014 to December 2014 and as the Chief Executive Officer of Knowledge Universe U.S., a private childhood education company, from 2006 to 2011. Ms. Thornton served as Chief Financial Officer and led overall strategy for Albertsons, a grocery and drugstore company, from 2001 to 2006. Ms. Thornton served in a variety of executive strategic and financial roles from 1992 to 2000 for Ralphs Grocery Company, Inc., a grocery store chain, and for Fred Meyer, a retail supermarket company, both of which eventually became part of The Kroger Company, a global retailer of grocery, multi-department, discount, convenience and jewelry stores, where Ms. Thornton served as Group Vice President responsible for retail operations. Ms. Thornton has served as a member of the boards of directors of public and private companies, including Nordstrom, Inc., a luxury retailer, from November 2010 to May 2012 and for Knowledge Universe Education, Inc. from November 2006 to May 2012. Ms. Thornton also served as an Advisor to the Special Committee of the board of directors of DeMoulas from April 2014 to June 2014. Ms. Thornton received a B.S. in Economics from Santa Clara University and an M.B.A. from the University of Southern California. Ms. Thornton’s extensive executive experience in retail, and particularly in large high growth multi-unit retailers, led to the conclusion that she should serve as a member of our Board.

OTHER BOARD INFORMATION

Board Meetings in 2018

The Board held four meetings during our fiscal year ended December 27, 2018 (“Fiscal 2018”).

Director Attendance

During Fiscal 2018, each of our directors attended at least 75% of the total number of meetings of the Board and committees on which he or she served that were held during the period he served as a director or committee member, as applicable.

We encourage, but do not require, our directors to attend our annual meetings of stockholders. All of our directors attended our 2018 annual meeting of stockholders.

Director Independence

Our Board has reviewed the independence of our directors and has considered whether any director has a material relationship with us that could compromise that director’s ability to exercise independent judgment in carrying out that director’s responsibilities. Our Board has affirmatively determined that each of Messrs. Axelrod, Brutocao, Fung, Kaplan, Roth, Starrett and Sullivan and Mses. Lee and Thornton qualifies as an “independent director,” as defined in the corporate governance rules of the New York Stock Exchange (the “NYSE”).

Our common stock has been listed for trading on the NYSE under the symbol “FND” since April 27, 2017.

Board Leadership Structure

Our Board has no policy with respect to the separation of the offices of Chief Executive Officer and Chairman of the Board. It is the Board’s view that rather than having a rigid policy, the Board, with the advice and assistance of the Nominating Committee, and upon consideration of all relevant factors and circumstances, will determine, as and when appropriate, whether the two offices should be separate.

Currently, our leadership structure separates the offices of Chief Executive Officer and Chairman of the Board with Mr. Taylor serving as our Chief Executive Officer and Mr. Axelrod as Chairman of the Board. We believe this is appropriate as it provides Mr. Taylor with the ability to focus on our day-to-day operations while Mr. Axelrod focuses on oversight of our Board.

The procedures by which a particular director is selected to preside at each executive session meeting of the independent or non-management directors of our Board are disclosed in our Corporate Governance Guidelines, which are available on the Governance Documents page of the Investors section of our website located at www.FloorandDecor.com.

Risk Oversight

Our Board plays an active role in overseeing management of our risks. Our Board regularly reviews information regarding our credit, compliance, liquidity and operations, as well as the risks associated with each. The compensation committee of our Board (the “Compensation Committee”) is responsible for overseeing the management of risks relating to our executive compensation plans and arrangements and the audit committee of the Board (the “Audit Committee”) is responsible for overseeing the management of financial, legal and regulatory risks and our enterprise risk management process generally. The Nominating Committee is responsible for managing risks associated with the independence of the Board. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, our full Board keeps itself regularly informed regarding such risks through committee reports and otherwise.

Board Committees

Our Board has the authority to appoint committees to perform certain management and administration functions. Our Board has the following standing committees: an Audit Committee, a Compensation Committee and a Nominating Committee. The composition and responsibilities of each standing committee are described below. Members serve on these committees until their resignation or until otherwise determined by the Board.

The Board has adopted a written charter for each of our Audit Committee, Compensation Committee and Nominating Committee, which are available, along with the Code of Business Conduct and Ethics and Corporate Governance Guidelines, on the Governance Documents page of the Investors section of our website located at www.FloorandDecor.com. We intend to disclose any amendments to the above documents, or any waivers of their requirements, on our website to the extent required by applicable SEC rules or the rules of the NYSE.

Audit Committee

The Audit Committee held four meetings during Fiscal 2018 and consists of Messrs. Starrett and Sullivan and Mr. Fung who acts as its chair. Our Board determined that each of Messrs. Fung and Sullivan qualifies as an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K, has the attributes set forth in such section and is financially literate, as required by the rules of the NYSE. In addition, our Board has determined that each of Messrs. Fung, Starrett and Sullivan is independent as independence is defined under the rules of the NYSE and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The principal duties and responsibilities of our Audit Committee are as follows:

•                  to monitor our financial reporting process and internal control system;

•      to appoint and replace our independent registered public accounting firm from time to time, determine their compensation and other terms of engagement and oversee their work;

•                  to oversee the performance of our internal audit function; and

•                  to oversee our compliance with legal, ethical and regulatory requirements.

The Audit Committee has the power to investigate any matter brought to its attention within the scope of its duties. It also has the authority to retain counsel and advisors to fulfill its responsibilities and duties.

Compensation Committee

The Compensation Committee held three meetings during Fiscal 2018 and consists of Mr. Brutocao, Ms. Lee and Mr. Axelrod, who acts as its chair.

The principal duties and responsibilities of our Compensation Committee are as follows:

•                to provide oversight on the development and implementation of the compensation policies, strategies, plans and programs for our key employees and outside directors and disclosure relating to these matters;

•                 to review and approve the compensation of our chief executive officer and the other executive officers of us and our subsidiaries; and

•                 to provide oversight concerning the compensation of our chief executive officer, performance of the chief executive officer, to prepare a report on executive compensation for inclusion in this proxy statement and the Annual Report and related matters.

Role of Outside Advisors. Pursuant to the charter of the Compensation Committee, the Compensation Committee has the authority to engage independent counsel, accountants, consultants and other advisers as it deems necessary or appropriate to carry out its duties and responsibilities. In Fiscal 2018 our Compensation Committee engaged Korn Ferry (“Korn Ferry”) to provide analysis related to the competitiveness of our executive and director compensation programs, periodic reviews of our compensation peer group, the presentation of compensation and governance trends to the Compensation Committee, and other mandates as directed by the Compensation Committee.

In Fiscal 2018, we paid Korn Ferry approximately $193,389, which consisted of approximately $170,775 for services related to executive and director compensation and approximately $22,614 for services related to store employee compensation.

The Compensation Committee annually reviews the independence of Korn Ferry as its consultant under applicable SEC and NYSE rules on conflict of interest. Following this review, the Compensation Committee determined that Korn Ferry’s work for us does not raise any conflicts of interest.

The Compensation Committee’s evaluation included consideration of all services provided to us, the amount of fees received as a percentage of Korn Ferry’s annual revenue, its policies and procedures designed to prevent conflicts of interest, any business or personal relationships between Korn Ferry and the members of our Compensation Committee or executive officers and any ownership of our stock by the advisors providing executive and director compensation services to us.

Compensation Risk Assessment. In Fiscal 2018, Korn Ferry supported management and the Compensation Committee in conducting their risk assessment of our incentive compensation plans and practices. As a result of this analysis as well as their regular review of compensation policies and practices, management has concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on the Company. The Compensation Committee has reviewed and agrees with management’s conclusion.

Nominating Committee

The Nominating Committee held two meetings during Fiscal 2018 and consists of Ms. Lee, Mr. Roth and Ms. Thornton, who acts as its chair.

The principal duties and responsibilities of the Nominating Committee are as follows:

•                  to establish criteria for board and committee membership and recommend to our Board proposed nominees for election to the Board and for membership on committees of the Board;

•                  oversee the evaluations of the Board, the committees of the Board and management; and

•                  to make recommendations to our Board regarding board governance matters and practices.

Director Qualifications; Nominating Committee Process. The Nominating Committee’s policy is to identify potential nominees from any properly submitted nominations, including any properly submitted nominations from our stockholders, and subsequently evaluate each potential nominee. To properly submit a nomination, our stockholders must provide timely notice of such nomination in accordance with Section 1.10 of our Second Amended and Restated Bylaws (the “Bylaws”).

The Nominating Committee conducts the appropriate and necessary inquiries (as determined by the Nominating Committee) with respect to the backgrounds and qualifications of any potential nominees, without regard to whether a potential nominee has been recommended by our stockholders, and, upon consideration of all relevant factors and circumstances, recommends to the Board for its approval the slate of director nominees to be nominated for election at our annual meeting of stockholders. The Nominating Committee considers potential nominees without regard to race, color, creed, religion, national origin, age, gender, sexual orientation or disability. The Nominating Committee has not adopted a formal policy with respect to diversity. In general, the Company seeks a Board that includes a diversity of perspectives and includes individuals that possess backgrounds, skills, expertise and attributes that allow them to function collaboratively and effectively together in their oversight of the Company.

Code of Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all of our employees, including those officers responsible for financial reporting. The Code of Business Conduct and Ethics is available on our website at www.FloorandDecor.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by applicable SEC rules or the rules of the NYSE. The inclusion of our website address in this proxy statement does not include or incorporate by reference the information on or accessible through our website into this proxy statement.

Compensation Committee Interlocks and Insider Participation

None of the directors who served on the Compensation Committee in Fiscal 2018 has ever served as one of our officers or employees. In addition, none of the directors who served on the Compensation Committee had any relationship with us or any of our subsidiaries during Fiscal 2018 pursuant to which disclosure would be required under applicable rules and regulations of the SEC pertaining to the disclosure of transactions with related persons. During Fiscal 2018, (A) none of our executive officers served as a member of the compensation committee (or other committee performing similar functions or, in the absence of any such committee, the entire board of directors) of any other entity of which an executive officer of such other entity served on our Compensation Committee; (B) none of our executive officers served as a director of any other entity of which an executive officer of such other entity served on our Compensation Committee; and (C) none of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of any other entity of which an executive officer of such other entity served on the Board.

Stockholder and Interested Party Communications

The Board welcomes communications from our stockholders and other interested parties. Stockholders and other interested parties may send communications to the Board, or to any particular director, to the following address: Floor & Decor Holdings, Inc., 2233 Lake Park Drive, Smyrna, GA 30080, Attention: Secretary. Stockholders or interested parties should indicate clearly the director or directors to whom the communication is being sent so that each communication may be forwarded directly to the appropriate director(s).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Investor Rights Agreement

We are party to an investor rights agreement among us, Ares Corporate Opportunities Fund III, L.P. (“Ares”), a fund affiliated with Ares Management and FS Equity Partners VI, L.P. and FS Affiliates VI, L.P., funds affiliated with Freeman Spogli Management Co., L.P. (collectively “Freeman Spogli” and together with Ares, our “Sponsors”) (the “Investor Rights Agreement”). Pursuant to the terms of the Investor Rights Agreement, each Sponsor is entitled to nominate (a) five directors for election to our Board for so long as it holds 40% or more of our outstanding common stock, (b) three directors for election to our Board for so long as it holds 30% or more of our outstanding common stock, (c) two directors for election to our Board for so long as it holds 15% or more of our outstanding common stock and (d) one director for election to our Board for so long as it holds 5% or more of our outstanding common stock. In particular, Ares has nominated Messrs. Axelrod, Kaplan and Starrett and Mses. Lee and Thornton for election to our Board, and Freeman Spogli has nominated Messrs. Brutocao and Roth for election to our Board. Pursuant to the terms of the Investor Rights Agreement, each Sponsor has agreed to vote in favor of the other Sponsor’s nominees and for the election of our then-current chief executive officer to our Board, and subject to any applicable securities exchange or equivalent listing requirements, we have agreed to take all necessary and desirable actions to support the election of such director nominees, including soliciting proxies in favor of such nominees, at each annual or special meeting of our stockholders called for the election of directors. The Investor Rights Agreement also provides that the size of our Board may not exceed 12 members unless otherwise agreed by our Sponsors. In addition, subject to certain conditions, the Investor Rights Agreement provides each Sponsor with certain rights with respect to board committee membership, except to the extent that such membership would violate applicable securities laws or stock exchange or stock market rules.

Directors nominated by our Sponsors may be removed with or without cause by the affirmative vote of the Sponsor entitled to nominate such director. In all other cases and at any other time, directors may only be removed for cause by the affirmative vote of at least a majority of the voting power of our common stock. We are required to bear the expenses associated with any transactions contemplated under the Investor Rights Agreement.

Registration Rights Agreement

We are a party to a registration rights agreement with Ares, Freeman Spogli and certain other stockholders (the “Registration Rights Agreement”). Pursuant to the terms of the Registration Rights Agreement, Ares, Freeman Spogli and certain other signatories thereto are entitled to various rights with respect to the registration of their shares under the Securities Act of 1933, as amended (the “Securities Act”). Registration of any of these shares under the Securities Act would result in such shares becoming fully tradable without restriction under the Securities Act immediately upon the effectiveness of the registration, except for shares purchased by affiliates.

Demand Registration Rights

Subject to certain conditions and restrictions contained in the Registration Rights Agreement, our Sponsors are able to require us to use reasonable best efforts to register their common stock under the Securities Act at any time.

Piggyback Registration Rights

In the event of a demand registration or if we propose to register any of our own securities under the Securities Act in a public offering, we will be required to provide notice to the holders of our common stock with registration rights under the Registration Rights Agreement and provide them with the right to include their shares in the registration statement, subject to certain conditions and exceptions contained in the Registration Rights Agreement.

Expenses

We will be required to bear the registration expenses, other than underwriting discounts and commissions and transfer taxes, associated with any registration of shares of our common stock held by the holders of our common stock with registration rights under the Registration Rights Agreement.

Indemnification of Officers and Directors

Our certificate of incorporation and Bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Delaware law. In addition, we have entered into indemnification agreements with each of our directors and executive officers.

Ordinary Course Transactions with Related Persons

From time to time, our and our Sponsors’ directors, officers, employees and affiliates may enter into commercial transactions with us in the ordinary course of business, primarily for the purchase of inventory at our stores. We do not believe that any such transaction is significant enough to be material to us or the applicable related person.

Statement of Policy Regarding Transactions with Related Persons

Policies regarding transactions with related persons are included in the charter of our Audit Committee and in our Corporate Governance Guidelines, each of which require that any transaction with a “related person” (as defined in paragraph (a) of Item 404 Regulation S-K) that is brought to the Audit Committee’s attention be reviewed and approved by the Audit Committee.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS (PROPOSAL 2) )

In accordance with the Audit Committee’s charter, the Audit Committee is responsible for the appointment and retention of our independent auditors. In our fiscal years ended December 28, 2017 (“Fiscal 2017”) and Fiscal 2018, all audit and non-audit services were pre-approved by the Audit Committee.

The Audit Committee has appointed Ernst & Young to serve as our independent auditors for our fiscal year ending December 26, 2019, subject to ratification by our stockholders. Representatives of Ernst & Young will be present at the Annual Meeting to answer questions and will also have the opportunity to make a statement if they desire to do so. If the proposal to ratify Ernst & Young’s appointment is not approved, other certified public accountants will be considered by the Audit Committee. Even if the proposal is approved, the Audit Committee, in its discretion, may direct the appointment of new independent auditors at any time during the year if it believes that such a change would be in the best interest of the Company and its stockholders.

Fees Paid to Ernst & Young LLP

The fees incurred by us for professional services rendered by Ernst & Young for Fiscal 2017 and Fiscal 2018 were as follows:

	Fiscal 2018		Fiscal 2017

Audit Fees	$1,705,015	(1)	$1,767,171	(1)
Audit-Related Fees	—		—
Tax Fees	158,246	(2)	137,864	(2)
All Other Fees	—		—
	$1,863,261		$1,905,035

(1)         Audit fees include fees and expenses for professional services rendered for the audit of the Company’s annual consolidated financial statements, reviews of quarterly financial statements, and related services. Audit fees also include fees and expenses associated with securities offerings and filing registration statements with the Securities and Exchange Commission, including those associated with our initial public offering (our “IPO”), two secondary offerings in 2017 and two secondary offerings in 2018.

(2)         Tax fees include fees for tax services, including tax compliance, tax advice and tax planning.

The Audit Committee has concluded that the provision of the foregoing services is compatible with maintaining Ernst & Young’s independence.

Audit Committee Pre-Approval Policies and Procedures

The Audit Committee has adopted policies and procedures for the pre-approval of audit services and permitted non-audit and tax services rendered by our independent registered public accounting firm. Pre-approval may also be given as part of our Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, case-by-case basis before the independent auditor is engaged to provide each service. The chairperson of the Audit Committee has been delegated the authority to pre-approve any engagement for such audit services and permitted non-audit and tax services, in each case, up to a maximum amount of $50,000, provided that the chairperson of the Audit Committee must disclose all such pre-approved services to the full Audit Committee at the meeting of the Audit Committee immediately following any such pre-approval.

All of the services provided by Ernst & Young described above were approved by our Audit Committee pursuant to our Audit Committee’s pre-approval policies.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG AS INDEPENDENT AUDITORS FOR OUR FISCAL YEAR ENDING DECEMBER 26, 2019.

AUDIT COMMITTEE REPORT

The Audit Committee is comprised of three independent directors and operates under a written charter adopted by the Board, a copy of which is available on the Corporate Governance page of the Investors section of our website located at www.FloorandDecor.com. The Board has determined that each of Messrs. Starrett, Sullivan and Fung is independent as independence is defined under the applicable section of the NYSE rules, and that each of Messrs. Starrett, Sullivan and Fung is independent as independence is defined under Rule 10A-3(b)(1) under the Exchange Act. The Board has also determined that each of Messrs. Sullivan and Fung qualifies as an “audit committee financial expert.”

The primary purposes of the Audit Committee are to: monitor our financial reporting process and internal control system; appoint our independent registered public accounting firm, determine its compensation and other terms of engagement and oversee its work; oversee the performance of our internal audit function; and oversee our compliance with legal, ethical and regulatory matters.

As noted above, the Audit Committee assists the Board in appointing our independent registered public accounting firm, Ernst & Young, which includes, among other things, reviewing and evaluating the performance of the lead audit partner responsible for our audit, overseeing the required rotation of the lead audit partner and reviewing and considering the selection of the lead audit partner. In appointing Ernst & Young and the lead audit partner, the Audit Committee considered, among other things, the quality and efficiency of the services provided, including the results of a global internal survey of Ernst & Young’s performance, the technical capabilities of the engagement teams, external data concerning Ernst & Young’s audit quality and performance obtained from reports of the Public Company Accounting Oversight Board (“PCAOB”) and the engagement teams’ understanding of our company’s business. The Audit Committee and the Board believe that the continued retention of Ernst & Young to serve as the Company’s independent auditor is in the best interests of the Company and its stockholders and have recommended that stockholders ratify the appointment of Ernst & Young as the Company’s independent auditor for the fiscal year 2019.

The Audit Committee discussed the auditors’ review of our quarterly financial information with the auditors prior to the release of such information and the filing of our quarterly reports with the SEC. The Audit Committee also met and held discussions with management and Ernst & Young with respect to our audited year-end financial statements.

Further, the Audit Committee discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 1301, as amended (Communications With Audit Committees), received the written disclosures and the letter from Ernst & Young required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, has discussed with the auditors the auditors’ independence and has considered, among other things, the audit and non-audit services performed by, and the amount of fees paid for such services to, the independent registered public accounting firm. In determining Ernst & Young’s independence, the Audit Committee considered whether Ernst & Young’s provision of non-audit services were compatible with the independence of the independent registered public accounting firm. The Audit Committee also discussed with the auditors and our financial management matters related to our internal control over financial reporting. Based on these discussions and the written disclosures received from Ernst & Young, the Audit Committee recommended that the Board include the audited financial statements in the Annual Report for the fiscal year ended December 27, 2018, for filing with the SEC. The Board has approved this recommendation.

This audit committee report is not deemed filed under the Securities Act or the Exchange Act, and is not incorporated by reference into any filings that we may make with the SEC.

AUDIT COMMITTEE Michael Fung (Chairperson) Peter M. Starrett Richard L. Sullivan

EXECUTIVE OFFICERS

Name	Age	Position
Thomas V. Taylor	53	Chief Executive Officer and a Director
Trevor S. Lang	48	Executive Vice President and Chief Financial Officer
Lisa G. Laube	56	Executive Vice President and Chief Merchandising Officer
Brian K. Robbins	61	Executive Vice President, Business Development Strategy
David V. Christopherson	44	Executive Vice President, Secretary and General Counsel

The biography for Mr. Taylor is set forth above under “Election of Four Class II Directors (Proposal 1)—The Nominees.”

Trevor S. Lang, 48, is our Executive Vice President and Chief Financial Officer. Mr. Lang joined the Company as Senior Vice President and Chief Financial Officer in 2011, and was promoted to Executive Vice President of Professional Services and Chief Financial Officer in October 2014 in connection with his assuming responsibility for leading our in-store Pro business. From 2007 to 2011, he served as the Chief Financial Officer of Zumiez Inc. and also served as its Chief Administrative Officer beginning in April 2010. Previously, he had served as Vice President of Finance for Carter’s, Inc. since 2003. At Carter’s, Mr. Lang was responsible for the management of the corporate accounting and finance functions. From 1999 until joining Carter’s in 2003, Mr. Lang served in a progressive series of Vice President roles in the finance area at Blockbuster Inc., culminating in his role as Vice President of Operations Finance where he was responsible for accounting and reporting for over 5,000 company-owned and franchised stores. From 1994 until 1999, Mr. Lang worked in the audit division of Arthur Andersen reaching the level of audit manager. Mr. Lang is a 1993 graduate of Texas A&M University with a B.B.A. in Accounting. He is also a Certified Public Accountant.

Lisa G. Laube, 56, has served as our Executive Vice President and Chief Merchandising Officer since 2012. She is responsible for Merchandising, Marketing, Training and E-Commerce. Ms. Laube currently serves on the board of directors of Boot Barn, Inc., a specialty apparel and footwear retailer. From 2005 to 2011, Ms. Laube was President of Party City where she was responsible for Merchandising, Marketing and E-Commerce and prior to that she was the company’s Chief Merchandising Officer. From 2002 to 2004, she was the Vice President of Merchandising for White Barn Candle Company, a division of Bath and Body Works. Prior to that, Ms. Laube worked from 1996 to 2002 at Linens ‘n Things beginning as a Buyer and progressing to General Merchandising Manager. From 1988 to 1996, she was a Buyer at Macy’s in the Textiles division. Ms. Laube began her career at Rich’s department store in the Executive Training Program. Ms. Laube also currently serves on the respective boards of directors of Action Ministries, an Atlanta based nonprofit organization, and Zoo Atlanta, a zoological park in Atlanta. She graduated from the Terry School of Business, University of Georgia in 1985 with a B.B.A. in Marketing.

Brian K. Robbins, 61, is our Executive Vice President, Business Development Strategy. He joined the Company as Senior Vice President—Supply Chain in 2013, was promoted to Executive Vice President in 2016 and assumed responsibility for our real estate function in 2017 and commercial business in 2018. In 2018, his title changed to reflect these additional responsibilities. Prior to joining us, Mr. Robbins was a senior supply chain or merchandising executive with three portfolio companies of Cerberus Capital Management since 2009. He had also held senior supply chain roles with GE and DuPont, and was a Merchandise Vice President with Home Depot. Mr. Robbins currently serves on the board of directors of the parent entity of 99 Cents Only Stores LLC, a deep-discount retailer. Early in his career, Mr. Robbins received his CPA certificate and held various accounting positions with Grant Thornton, Scripps Howard and PricewaterhouseCoopers. Mr. Robbins is a graduate of Miami University with a B.S. degree in Education, majoring in Industrial Management.

David V. Christopherson, 44, is our Executive Vice President, General Counsel and Secretary. He joined the Company as General Counsel and Secretary in 2013 and was promoted to Senior Vice President in 2015 and Executive Vice President in 2018. Mr. Christopherson was the Vice President, General Counsel and Secretary of Teavana Holdings, Inc. from 2011 to 2013 and the Deputy General Counsel of Swett & Crawford from 2007 to 2011. He was previously an attorney with the law firms King & Spalding and Sullivan & Cromwell. Mr. Christopherson received an A.B. in Political Science from Davidson College and a J.D. from Harvard Law School.

EXECUTIVE COMPENSATION

DISCUSSION AND ANALYSIS

Introduction

In this Compensation Discussion and Analysis, we address our philosophy, programs and processes related to the compensation paid or awarded for Fiscal 2018 to our NEOs listed in the Summary Compensation Table for Fiscal 2018 that follows this discussion.

Our NEOs for Fiscal 2018, which consist of our principal executive officer, our principal financial officer and our three other most highly compensated executive officers for Fiscal 2018, are:

•      Thomas V. Taylor, who serves as Chief Executive Officer and a member of our Board and is our principal executive officer;

•      Trevor S. Lang, who serves as Executive Vice President and Chief Financial Officer and is our principal financial officer;

•      Lisa G. Laube, who serves as Executive Vice President and Chief Merchandising Officer;

•      Brian K. Robbins, who serves as Executive Vice President, Business Development Strategy; and

•      David V. Christopherson, who serves as Executive Vice President, Secretary and General Counsel.

Highlights of 2018 Business Performance

We believe that our NEOs were instrumental in helping us drive positive results for our stockholders in Fiscal 2018, as evidenced by the following:

•      the Company opened 17 new stores, our sixth year of at least 20% unit growth;

•      net sales increased 23.5% to $1,709.8 million in Fiscal 2018, compared to $1,384.8 million in Fiscal 2017; relatedly, comparable store sales increased 9.2% in Fiscal 2018;

•      operating income increased 11.5% to $131.3 million in Fiscal 2018, compared to $117.8 million in Fiscal 2017; relatedly, operating margin decreased 80 basis points to 7.7% in Fiscal 2018; and

•      net income increased 13.0% to $116.2 million in Fiscal 2018, compared to $102.8 million in Fiscal 2017; relatedly, net income per diluted share was $1.11 in Fiscal 2018 compared to $1.03 in Fiscal 2017.

For more information on our financial results for Fiscal 2018, see our Annual Report on Form 10-K for the fiscal year ended December 27, 2018, filed with the SEC on February 25, 2019.

Fiscal 2018 Compensation

Compensation Philosophy and Objectives

The material components of our executive compensation program and their purposes and key characteristics are summarized in the following chart:

	What We Do		What We Don’t Do
✓	Pay-for-Performance: Majority of fiscal year pay is performance-based and not guaranteed	X	No Excise Tax Gross-Ups: The Company does not provide any excise tax gross-up payments in connection with a change in control
✓	Annual Compensation Risk Review: Annually assess risk in compensation programs	X	No Tax Gross-ups for Perquisites: The Company does not provide tax gross-ups to NEOs for the limited perquisites we provide
✓	Share Ownership Guidelines: NEOs must comply with share ownership requirements	X	No Hedging or Pledging: NEOs are prohibited from engaging in hedging transactions, pledging Company stock as collateral and similar arrangements with respect to the Company’s securities

Our compensation philosophy reflects the following general principles:

•      Simplicity and transparency: Base salary, incentive compensation and stock option awards should be easy to understand, and total compensation should be market and performance-based.

•      Attractive compensation for talent: The more senior the executive, the more pay should be “at risk.”

•      Pay for performance: Compensation should only be paid (with the possibility of no incentive payments) when financial performance is achieved that aligns with the strategic and financial priorities set by the Board.

•      Operating income is an appropriate measure of performance: Incentive compensation should be tied to operating income because it is a measure of profitability scrutinized by public companies and excludes uncontrollable factors like taxes and interest rates.

Determination of Compensation

Role of the Compensation Committee in Executive Compensation

During Fiscal 2018, the Compensation Committee made all decisions regarding the compensation levels of our executive officers.

It is the Compensation Committee’s responsibility to:

•                  oversee the design of our executive compensation programs, policies and practices;

•                  determine the types and amounts of most compensation for executive officers; and

•              review and approve the adoption, termination and amendment of, and to administer and, as appropriate, make recommendations to the Board regarding, our incentive compensation and stock option plans.

In addition, as described in these proxy materials, the Compensation Committee has directly engaged Korn Ferry to assist in its review of compensation for our executive officers.

Role of Executive Officers in Determining Executive Compensation

The Compensation Committee and the Board made all decisions regarding the compensation of our executive officers, after considering recommendations by Mr. Taylor (other than with respect to his own compensation).

Our human resources department supports the Compensation Committee’s work, and in some cases acts under delegated authority to administer compensation programs.

Role of the Compensation Consultant

The Compensation Committee has retained Korn Ferry as its consultant to provide advice on executive and director compensation practices. Korn Ferry’s support generally includes analysis related to the competitiveness of our executive and director compensation programs, periodic reviews of our compensation peer group, the presentation of compensation and governance trends to the Compensation Committee, and other mandates as directed by the Compensation Committee.

In Fiscal 2018, we paid Korn Ferry approximately $193,389, which consisted of approximately $170,775 for services related to executive and director compensation and approximately $22,614 for services related to store employee compensation.

The Compensation Committee annually reviews the independence of Korn Ferry as its consultant under applicable SEC and NYSE rules on conflict of interest. Following this review, the Compensation Committee determined that Korn Ferry’s work for us does not raise any conflicts of interest. The Compensation Committee’s evaluation included consideration of all services provided to us, the amount of fees received as a percentage of Korn Ferry’s annual revenue, its policies and procedures designed to prevent conflicts of interest, any business or personal relationships between Korn Ferry and the members of the Compensation Committee or executive officers and any ownership of our stock by the advisors providing executive and director compensation services to us.

In making executive compensation determinations for Fiscal 2018, we relied on the significant experience of our directors in establishing compensation across many companies, as well as the input of our Chief Executive Officer, who has many years of experience in our industry. Prior to our IPO, our Compensation Committee analyzed market data for executive compensation focusing on retail companies with $350 million to $2.5 billion in annual revenue. The Compensation Committee also reviewed compensation data from the public filings for the following companies:

Big 5 Sporting Goods Conn’s The Container Store Ethan Allen Interiors Haverty Furniture Hibbett Sports La-Z-Boy	Lumber Liquidators Restoration Hardware Select Comfort Tile Shop Party City Pier 1

While the Compensation Committee considered this data from time to time to generally inform decisions relating to NEO compensation, it did not seek to benchmark our NEO compensation to any particular level. The Compensation Committee expects to periodically evaluate competitive market data to include the most suitable peer group as well as other market data deemed relevant. The Compensation Committee will review our NEO compensation against an appropriate peer group on a more formal basis and will also consider other relevant market data to ensure that our NEO compensation is competitive and sufficient to recruit and retain our NEOs.

The Compensation Committee expects to periodically review and update this peer group and to utilize Korn Ferry for benchmarking and peer group analysis in determining and developing compensation packages for our NEOs.

Say-on-Pay Consideration

At our 2018 annual meeting of stockholders, we held a stockholder advisory vote on the compensation of our NEOs in Fiscal 2017 (“2018 say-on-pay”). Our stockholders overwhelmingly approved the compensation of our NEOs, with approximately 99% of the votes cast in favor of our 2018 say-on-pay resolution. We believe that the outcome of our 2018 say-on-pay vote signals our stockholders’ support of our compensation programs and philosophy, specifically our efforts to retain and motivate our NEOs and to align pay with performance and the long-term interests of our stockholders.

The Compensation Committee reviewed and considered these voting results, among other factors described in this Compensation Discussion and Analysis, in evaluating our executive compensation programs and philosophy.

Elements of Our Executive Compensation Program

For Fiscal 2018, our executive compensation program consisted of the following elements:

REWARD ELEMENT	FORM	PURPOSE

Base Salary	Cash	*Provides a fixed level of competitive base pay to help us attract and retain successful executive talent*
Severance Payments	Cash	Eases NEOs worries in the event of certain terminations of employment

Annual Cash Incentive Bonus	Cash	Rewards NEOs for overall increases in operating income
Stock Incentive Plan	Stock Options	Rewards and incentivizes performance, retention and creation of long-term stockholder value and achievement of key operating metrics over a longer term period

We do not have formal policies relating to the allocation of total compensation among the various elements of our compensation program. We generally allocate compensation between short-term and long-term components and between cash and equity in a manner that we believe will maximize executive performance and retention. The variable pay elements (annual cash incentive and long-term incentive equity awards) comprise an increasingly larger proportion of total compensation of our senior executives as position level increases. This is consistent with our belief that these at-risk elements of compensation more closely align management’s interests with our financial performance and with our employees’ interests.

The charts below show the percentage of our NEOs’ Fiscal 2018 direct compensation that was performance-based (based on fiscal year 2018 Summary Compensation Table).

Base Salary. Base salary is a visible and stable foundation of our compensation program. The base salaries of our NEOs are intended to reflect the position, duties and responsibilities of each executive and the market for base salaries of similarly situated executives at other companies of similar size and in similar industries. On a prospective basis, we will continue to evaluate the mix of base salary, short-term incentive compensation and long-term incentive compensation to appropriately align the interests of our NEOs with those of our stockholders. When reviewing each executive’s base salary, the Compensation Committee considers the level of responsibility and complexity of the executive’s role, whether individual performance in the prior year was particularly strong or weak, and the salaries paid for the same or similar positions in the competitive market. After considering these factors, the Compensation Committee determined to maintain base salaries constant for Fiscal 2019.

Base salaries for our NEOs as of the end of Fiscal 2018 are listed below.

Name	Fiscal 2018 Base Salary
Thomas V. Taylor	$950,000
Trevor S. Lang	$435,000
Lisa G. Laube	$505,000
Brian K. Robbins	$400,000
David V. Christopherson	$345,000

Annual Cash Incentive Bonuses. Our NEOs are eligible to receive annual cash incentives. We consider annual cash incentive bonuses to be “at-risk” compensation. As “at-risk” compensation, we increase the size of the target incentive, as a percentage of base compensation, proportionate to each NEO’s position and responsibilities. The annual incentives are intended to reward our NEOs for achieving a target operating income objective established by the Compensation Committee at the beginning of the year. For Fiscal 2018, (i) Mr. Taylor was eligible to receive an annual incentive with a target amount equal to 100% of his base salary, (ii) Ms. Laube and Mr. Lang were eligible to receive an annual incentive with a target amount equal to 65% of their respective base salary, (iii) Mr. Robbins was eligible to receive an annual incentive with a target amount equal to 60% of his base salary and (iv) Mr. Christopherson was eligible to receive an annual incentive with a target amount equal to 55% of his salary.

In Fiscal 2018, our target operating income as calculated with respect to the annual incentive bonuses was $144.8 million. Our operating income as calculated with respect to such annual cash incentive bonuses was $138.6 million, which was 96% of the target and resulted in a payout percentage of approximately 77%. Operating income was adjusted to reflect one-time costs related to exiting our Miami distribution center and our two secondary offerings of our common stock by certain selling stockholders, partially offset by net insurance recoveries received from Hurricane Harvey. Accordingly, based on our achievement of 96% of our operating income target for Fiscal 2018, the NEOs received the following annual incentive bonuses:

Name	Target Annual Incentive	Target Annual Incentive %	Target Annual Incentive	Actual Payout Percentage
Thomas V. Taylor	$927,885	100%	$716,485	77%
Trevor S. Lang	$281,163	65%	$217,105	77%
Lisa G. Laube	$326,375	65%	$252,017	77%
Brian K. Robbins	$235,421	60%	$181,785	77%
David V. Christopherson	$184,160	54%	$142,203	77%

In February 2019, the Compensation Committee adopted the 2019 Annual Performance Bonus Program (the “2019 Bonus Program”), pursuant to which executive officers, including the NEOs, will be eligible to earn an annual cash incentive based upon our achievement of operating income for the 2019 fiscal year. For payouts at target, our operating income must be $161.8 million, with greater payouts possible in the event we exceed our target operating income objective. Under the 2019 Bonus Program, our operating income must be at least $140.4 million in order for any payouts to be made. Mr. Taylor is eligible to receive a bonus with a target amount equal to 100% of his base salary. Ms. Laube and Messrs. Lang, Robbins and Christopherson are each eligible to receive a bonus with a target amount equal to 65%, 65%, 60% and 55% of their respective base salaries.

Stock Option Awards

2011 Stock Incentive Plan

We maintain the FDO Holdings, Inc. Amended and Restated 2011 Stock Incentive Plan (the “2011 Plan”), pursuant to which we were permitted to grant incentive stock options, non-qualified stock options and restricted stock to our employees, including the NEOs. We froze the 2011 Plan in connection with the IPO. No further awards will be granted under the 2011 Plan but awards granted prior to the freeze date will continue in accordance with their terms and the terms of the 2011 Plan. Stock options granted under the 2011 Plan generally become exercisable in equal annual installments of 20% each, on each of the first five anniversaries of their grant date as long as the NEO is continuously employed by us on each vesting date. For Mr. Taylor, certain stock options become exercisable in annual installments of 25% each on each of the first four anniversaries of their grant date.

On September 30, 2016, in connection with a non-recurring extraordinary dividend, we adjusted the exercise price of certain outstanding stock options and made cash payments to certain stock option holders in accordance with the terms of the 2011 Plan to account for such dividend, including stock options held by the NEOs, in order to prevent substantial dilution or enlargement of the rights of such option holders. Certain option holders, including the NEOs, will, in the event of a termination of employment prior to March 31, 2018, be required to repay dividend payments received in respect of stock options that were unvested as of September 30, 2016 and that remain unvested as of the date of termination. There was no incremental change to the fair value of the options in connection with the adjustment of the exercise price.

2017 Stock Incentive Plan

In connection with our IPO, our Board adopted and our stockholders approved the Floor & Decor Holdings, Inc. 2017 Stock Incentive Plan (the “2017 Plan”), pursuant to which we may grant incentive stock options, non-qualified stock options, restricted stock, other stock-based awards and performance-based cash awards to our employees, including the NEOs. We believe that a new omnibus incentive plan was appropriate in connection with a public offering of our common stock not only to continue to enable us to grant awards to management to reward and incentivize their performance and retention, but also to have a long-term equity plan that is appropriate for us as a publicly held company.

Fiscal 2018 Awards

We generally grant stock options to our NEOs every 12-18 months, with interim grants for new hires and promotions after the regular grant date. We believe that regular equity-based long-term incentive awards align the interests of our NEOs with our stockholders and focus our NEOs on our long-term growth. In addition, we believe that these equity-based awards are essential to attract and retain the talented professionals needed for our continued success. We view stock options as a form of long-term incentive that focuses and rewards our NEOs for increasing our stock price. If the stock price does not increase from the level at the date of grant, the stock options will have no value to the NEOs. In determining the size of equity-based grants, the Compensation Committee considers, among other things, the number of shares available under the 2017 Plan, the potential dilutive impact of such grants on our stockholders, and the individual’s position with us.

As part of our regular normal-cycle long-term incentive grants, we granted options to certain eligible employees, including our NEOs, on November 2, 2018, with an exercise price equal to the closing price of our common stock on the NYSE of $31.98 per share on the date of grant. These options will vest in four ratable annual installments on each of the first four anniversaries of the date of grant, generally subject to the grantee’s continued employment as of each applicable vesting date.

In addition, on March 2, 2018, in connection with his promotion to Executive Vice President, Mr. Christopherson was granted 16,154 options with an exercise price equal to the closing price of our common stock on the NYSE of $44.21 per share on the date of grant. Those options will vest in five ratable annual installments on each of the first five anniversaries of the date of grant, generally subject to Mr. Christopherson’s continued employment as of the applicable vesting date.

The number of stock options granted to our NEOs in Fiscal 2018 is shown below. Grants were made as described above, and additional detail on each grant can be found in the Summary Compensation Table and accompanying tables that follow:

Name	Stock Options Granted	Grant Date Fair Value
Thomas V. Taylor	135,301	$1,980,000
Trevor S. Lang	38,951	$570,000
Lisa G. Laube	43,051	$630,000
Brian K. Robbins	24,765	$362,400
David V. Christopherson	40,919	$692,600

401(k) Plan and other Benefits. All full-time employees are eligible to participate in our 401(k) plan after six months of service and are eligible to receive matching contributions from us after one year of service. We match employee contributions in cash at a rate of 40% of the first 5% of base compensation that an employee contributes, with graded vesting over a six-year period. Our NEOs are also eligible for our matches, subject to regulatory limits on contributions to 401(k) plans. Messrs. Lang, Robbins and Christopherson and Ms. Laube each participate in the 401(k) plan. In addition to participation in our 401(k) plan, we provide our NEOs with employer paid group term life insurance, and in order to maximize productivity and ensure that Mr. Taylor can be immediately available to respond to business priorities, we pay for certain of Mr. Taylor’s business-related commuting costs in connection with his regular travel to our corporate office.

Employment Agreements

We are party to employment agreements with Messrs. Taylor, Lang, Robbins and Christopherson and Ms. Laube. The employment agreements were entered into with each of the NEOs on July 29, 2015 and provide for one-year terms (or, in the case of Mr. Taylor, three years) and are renewed for successive one-year terms at the end of the initial term. Each employment agreement provides for the payment of base salary and certain other benefits. Each of the NEOs is also eligible to earn an annual bonus equal to a percentage of base salary, based on the achievement of performance criteria.

The NEOs are also eligible to receive severance benefits in the event of certain terminations of employment. For a more detailed description of such benefits, see “Potential Payments upon Termination or Change in Control.”

Restrictive Covenants

Each of the NEOs are subject to certain non-compete and non-solicitation restrictions while employed and for one year after termination of employment (or, in the case of Mr. Taylor, for three years after termination of employment). In addition, each NEO is subject to confidentiality and non-disparagement restrictions.

Tax and Accounting Considerations

As a general matter, our Board and the Compensation Committee review and consider the various tax and accounting implications of our existing and proposed compensation programs.

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718 requires us to recognize an expense for the fair value of share-based compensation awards. Grants of stock options under the 2011 Plan and the 2017 Plan are accounted for under FASB ASC Topic 718. The Compensation Committee considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our long-term incentive program. As accounting standards change, we may revise certain programs to appropriately align accounting expenses of our share-based compensation awards with our overall executive compensation philosophy and objectives.

Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) generally disallows publicly-listed companies a tax deduction for compensation in excess of $1,000,000 paid to certain current and former executive officers, but historically contained an exception for performance-based compensation. However, 2017 year-end tax reform legislation (“Tax Legislation”) eliminated this exemption, generally effective for taxable years beginning after December 31, 2017. The Tax Legislation provides for transition relief for certain contractual arrangements in place as of November 2, 2017; however, the scope of the transition rule remains uncertain. Accordingly, the full impact of the changes made by the Tax Legislation to Section 162(m) is not yet known. We will continue to monitor developments affecting the changes to Section 162(m) and will consider the potential impact of the Tax Legislation and related transition relief in designing future compensation programs. We will continue to develop compensation programs that use a full range of performance criteria important to our success, recognizing that compensation paid under such programs may not be deductible under Section 162(m) of the Code was repealed pursuant to the Tax Legislation. In the exercise of our business judgment, we continue to have the flexibility to award compensation that may not be tax deductible if we determine that is appropriate.

Hedging and Pledging Policy

Our insider trading policy expressly prohibits transactions involving hedging or pledging of shares of our common stock by Covered Persons (defined as our and our subsidiaries’ officers, directors and employees, as well as their immediate families and members of their households).

Stock Ownership Guidelines

To further align the long-term interests of our executives and our stockholders, in connection with our IPO, we adopted stock ownership guidelines applicable to our Chief Executive Officer, other executive officers and non-employee directors. The guidelines require our executives and non-executive directors to maintain the following beneficial ownership of shares of our common stock (measured in market value):

Group	Required ownership
Chief Executive Officer	5 times annual base salary
Executive Vice Presidents	3 times annual base salary
Senior Vice Presidents	2 times annual base salary
Non-employee directors	5 times annual cash retainer

Our executives and non-employee directors have until May 2022 or, if later, five years from the effective date of their respective election, appointment or promotion, as the case may be, to satisfy these stock ownership guidelines. For the purposes of these stock ownership guidelines, the annual consulting fee received by Mr. West under his consulting agreement with us will be deemed to be his annual cash retainer. For purposes of determining ownership levels, shares of common stock owned outright, unvested shares of restricted stock and shares underlying vested and certain unvested, in-the-money options to purchase common stock are included. Shares of common stock underlying an award subject to performance-vesting for which the performance criteria have not been satisfied are not included. As of the end of Fiscal 2018, all of our executive officers were in compliance with these guidelines.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the above Compensation Discussion and Analysis. Based on our review and discussions with management, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Report.

COMPENSATION COMMITTEE
Norman H. Axelrod (Chairperson)
Brad J. Brutocao
Rachel H. Lee

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Summary Compensation Table for Fiscal 2018

The following table contains information about the compensation paid to or earned by each of our NEOs during Fiscal 2017 and Fiscal 2018.

Change in
pension
value and
					Non-equity	nonqualified
				Option	incentive plan	deferred	All other
	Fiscal			awards	compensation	compensation	compensation
Name and Principal Position	Year	Salary($)	Bonus ($)	($)(1)	($)	earnings ($)	($)(2)	Total($)
Thomas V. Taylor—Chief Executive Officer	2018 2017	927,885 821,154	- -	1,980,000 2,000,000	716,485 1,519,135	- -	98,938 828	3,723,308 4,341,117
Trevor S. Lang—Executive Vice President and Chief Financial Officer	2018 2017	432,558 419,935	- -	570,000 570,000	217,105 466,127	- -	6,187 5,940	1,225,850 1,462,002
Lisa G. Laube—Executive Vice President and Chief Merchandising Officer	2018 2017	502,116 490,001	- -	630,000 630,000	252,017 543,901	- -	7,808 6,948	1,391,941 1,670,850
Brian K. Robbins— Executive Vice President, Business Development Strategy	2018 2017	392,368 358,625	- -	362,400 362,000	181,785 364,901	- -	8,187 7,776	944,740 1,093,303
David V. Christopherson—Executive Vice President, Secretary and General Counsel	2018 2017	340,454 318,983	- -	692,600 264,000	142,203 295,059	- -	5,846 5,722	1,181,103 883,764

(1)                     Amounts set forth in the Option Awards column represents the aggregate grant date fair value of awards granted in Fiscal 2018 computed in accordance with the FASB Accounting Standards Codification Topic 718 (“FASB ASC Topic 718”). All assumptions made in the valuations are contained and described in footnote 11 to the Company’s financial statements for Fiscal 2018 contained in our Annual Report on Form 10-K for the fiscal year ended December 27, 2018, filed with the SEC on February 25, 2019. The amounts shown in the table reflect the total fair value on the date of grant and do not necessarily reflect the actual value, if any, that may be realized by the NEOs.

(2)                    Amounts in this column also include (i) 401(k) employer matching contributions of $5,500 for each of Ms. Laube and Messrs. Lang, Robbins and Christopherson; (ii) employer-paid group term life insurance premiums of $1,242, $687, $2,687, $346 and $2,308 for Messrs. Taylor, Lang, Robbins and Christopherson and Ms. Laube, respectively and (iii) employer-incurred costs for Mr. Taylor’s commuting trips in the amount of $97,696.

Grants of Plan-Based Awards Table

The following table contains information about each grant of an award made to our NEOs under any incentive plan in Fiscal 2018:

		Estimated Possible Payouts Under Non- Equity Incentive Plan Awards (1)
Name	Grant Date or Performance Period	Threshold ($)	Target ($)	Maximum ($)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Share)	Grant Date Fair Value of Option Awards ($)(2)
Thomas V. Taylor	11/2/2018	n/a	927,885	n/a	135,301	$31.98	1,980,000
Trevor S. Lang	11/2/2018	n/a	281,163	n/a	38,951	$31.98	570,000
Lisa G. Laube	11/2/2018	n/a	326,375	n/a	43,051	$31.98	630,000
Brian K. Robbins	11/2/2018	n/a	235,421	n/a	24,765	$31.98	362,400
David V. Christopherson	3/2/2018	n/a	184,160	n/a	16,154	$44.21	329,200
David V. Christopherson	11/2/2018	n/a		n/a	24,765	$31.98	363,400

(1)                     Constitutes threshold, target and maximum award opportunities for our NEOs under the 2018 Cash Incentive Program. See “—Fiscal 2018 Compensation—Elements of Our Executive Compensation Program—Annual Incentive Bonuses” for information regarding the criteria applied in determining amounts payable under the awards. The actual amounts paid with respect to these awards are included in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table for Fiscal 2018.

(2)                     Pursuant to the SEC rules, option awards are valued in accordance with FASB ASC Topic 718. All assumptions made in the valuations are contained and described in footnote 11 to the Company’s financial statements for the year ended December 27, 2018. The amounts shown in the table reflect the total fair value on the date of grant and do not necessarily reflect the actual value, if any, that may be realized by the NEOs.

Outstanding Equity Awards at Fiscal Year-End 2018

The following table contains information about stock options that have not been exercised and were outstanding as of the last day of fiscal 2018 for each of our NEOs.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Thomas V. Taylor (1)	289,014	-	$3.15	12/13/2022
	804,871	-	$4.85	12/13/2022
	107,358	161,039	$9.99	9/30/2026
	-	224,618	$21.00	4/26/2027
	-	135,301	$31.98	11/2/2028
Trevor S. Lang (2)	196,541	-	$2.85	7/11/2021
	344,991	-	$4.33	7/11/2021
	33,984	50,976	$9.99	9/30/2026
	-	64,016	$21.00	4/26/2027
	-	38,951	$31.98	11/2/2028
Lisa G. Laube (3)	233,093	-	$2.85	2/23/2022
	233,093	-	$4.33	2/23/2022
	19,588	56,383	$9.99	9/30/2026
	-	70,754	$21.00	4/26/2027
	-	43,051	$31.98	11/2/2028
Brian K. Robbins (4)	14,481	-	$3.79	9/13/2023
	3,967	12,873	$5.26	5/20/2024
	4,827	-	$6.90	9/13/2023
	10,813	32,439	$9.99	9/30/2026
	-	32,561	$21.00	4/26/2027
	-	24,765	$31.98	11/2/2028
David V. Christopherson (5)	9,654	-	$3.79	9/13/2023
	5,149	5,149	$5.26	5/20/2024
	3,218	6,436	$5.26	4/22/2025
	3,218	-	$6.90	9/13/2023
	7,852	23,558	$9.99	9/30/2026
	5,929	23,720	$21.00	4/26/2027
	-	24,765	$31.98	11/2/2028
	-	16,154	$44.21	3/2/2028

(1)                     Stock options granted to Mr. Taylor on December 13, 2012 vested in equal annual installments of approximately 402,516 on each of December 3, 2013, 2014, 2015 and 2016, stock options granted on September 30, 2016 vested or vest in equal annual installments of approximately 53,679 on each of September 30, 2017, 2018, 2019, 2020, and 2021, stock options granted on April 26, 2017 vest over a 5-year period at a rate of 0%/0%/20%/40%/40% on April 26, 2018, 2019, 2020, 2021, and 2022, and stock options granted on November 2, 2018 vest over a 4-year period at a rate of 25% on each of November 2, 2019, 2020, 2021, and 2022, in each case subject to his continued employment with us.

(2)                     Stock options granted to Mr. Lang on July 11, 2011 vested in equal annual installments of approximately 137,996 on each of June 17, 2012, 2013, 2014, 2015 and 2016, stock options granted on September 30, 2016 vested or vest in equal annual installments of approximately 16,992 on each of September 30, 2017, 2018, 2019, 2020, and 2021, stock options granted on April 26, 2017 vest over a 5-year period at a rate of 0%/10%/20%/30%/40% on April 26, 2018, 2019, 2020, 2021, and 2022, and stock options granted on November 2, 2018 vest over a 4-year period at a rate of 25% on each of November 2, 2019, 2020, 2021, and 2022, in each case subject to his continued employment with us.

(3)                     Stock options granted to Ms. Laube on February 23, 2012 vested or vest in equal annual installments of approximately 148,037 on each of February 3, 2013, 2014, 2015, 2016 and 2017, stock options granted on September 30, 2016 vested or vest in equal annual installments of approximately 18,794 on each of September 30, 2017, 2018, 2019, 2020, and 2021, stock options granted on April 26, 2017 vest over a 5-year period at a rate of 0%/10%/20%/30%/40% on April 26, 2018, 2019, 2020, 2021, and 2022, and stock options granted on November 2, 2018 vest over a 4-year period at a rate of 25% on each of November 2, 2019, 2020, 2021, and 2022, in each case subject to her continued employment with us.

(4)                     Stock options granted to Mr. Robbins on September 13, 2013 vested or vest in equal annual installments of approximately 19,309 on each of September 13, 2014, 2015, 2016, 2017 and 2018, stock options granted on May 20, 2014 vested or vest in equal annual installments of approximately 12,873 on each of May 20, 2015, 2016, 2017, 2018 and 2019, stock options granted on September 30, 2016 vested or vest in equal annual installments of approximately 10,813 on each of September 30, 2017, 2018, 2019, 2020, and 2021, stock options granted on April 26, 2017 vest in equal annual installments of approximately 8,140 on each of April 26, 2018, 2019, 2020, 2021, and 2022, and stock options granted on November 2, 2018 vest over a 4-year period at a rate of 25% on each of November 2, 2019, 2020, 2021, and 2022, in each case subject to his continued employment with us.

(5)                     Stock options granted to Mr. Christopherson on September 13, 2013 vested or vest in equal annual installments of approximately 12,872 on each of September 13, 2014, 2015, 2016, 2017 and 2018, stock options granted on May 20, 2014 vested or vest in equal annual installments of approximately 5,149 on each of May 20, 2015, 2016, 2017, 2018 and 2019, stock options granted on April 22, 2015 vested or vest in equal annual installments of approximately 3,218 on each of April 22, 2016, 2017, 2018, 2019 and 2020, stock options granted on September 30, 2016 vested or vest in equal annual installments of approximately 7,852 on each of September 30, 2017, 2018, 2019, 2020, and 2021, stock options granted on April 26, 2017 vest in equal annual installments of approximately 5,930 on each of April 26, 2018, 2019, 2020, 2021, and 2022, stock options granted on March 2, 2018 vest over a 5-year period at a rate of 20% on each of March 2, 2019, 2020, 2021, 2022, and 2023, and stock options granted on November 2, 2018 vest over a 4-year period at a rate of 25% on each of November 2, 2019, 2020, 2021, and 2022, in each case subject to his continued employment with us.

Option Exercises During Fiscal 2018

The following table provides information regarding option exercises by the NEOs during fiscal 2018.

	Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)
Thomas V. Taylor	206,525	10,833,631
Trevor S. Lang	44,322	2,089,782
Lisa G. Laube	135,000	6,859,002
Brian K. Robbins	128,311	4,876,405
David V. Christopherson	8,817	417,734

(1)                     The value realized is computed as the difference between the fair market value of the underlying shares on the date of exercise and the exercise price times the number of options exercised.

Potential Payments upon Termination or Change in Control

In this section, we describe payments that may be made to our NEOs upon several events of termination, assuming the termination event occurred on the last day of Fiscal 2018 (except as otherwise noted).

Thomas V. Taylor

We entered into an amended and restated employment agreement with Mr. Taylor on July 29, 2015 pursuant to which if we terminate Mr. Taylor’s employment without Cause or do not renew it or if Mr. Taylor resigns for Good Reason, he is entitled to receive (i) any accrued and unpaid base salary and benefits and payments pursuant to the terms of any benefit plan (collectively, the “Accrued Benefits”), and (ii) subject to Mr. Taylor executing a valid release of claims, severance pay equal to (w) two times Mr. Taylor’s annual base salary, payable over 24 months; (x) any unpaid annual incentive bonus with respect to the most recently completed fiscal year if the bonus is unpaid on the date of termination; (y) a pro-rated portion of the average annual incentive bonus that Mr. Taylor earned over the two completed fiscal years prior to his date of termination; and (z) an amount equal to our portion of Mr. Taylor’s health care premiums for 24 months following his date of termination. In addition, any vested stock options held by Mr. Taylor at the time of his termination of employment without Cause or for Good Reason will remain exercisable for a period of 90 days following the date of such termination.

We generally may terminate Mr. Taylor’s employment for “Cause” immediately upon written notice of any of the following reasons: (i) his commission of, or being indicted for a felony, or his commission of a misdemeanor where imprisonment may be imposed (other than a traffic-related offense); (ii) any act of material misconduct or gross negligence in the performance of his duties or any act of moral turpitude; (iii) any act of theft, fraud or material dishonesty; (iv) his willful failure to perform any reasonable duties assigned by the Board, or his refusal to follow the directives of the Board that is not cured within 30 days; (v) any material breach of an agreement with us that is not cured within ten days; or (vi) his unlawful appropriation of a material corporate opportunity.

Mr. Taylor generally may terminate his employment for “Good Reason” in connection with any of the following without his consent: (i) a material diminution of his authority, duties or responsibilities; (ii) a material diminution of his base salary; (iii) a relocation of his office to a location that is more than 50 miles from the Atlanta, Georgia metropolitan area; or (iv) any material breach of Mr. Taylor’s employment agreement by us that is not cured within 60 days.

In the event of Mr. Taylor’s death or disability, Mr. Taylor or his personal representatives or heirs will receive (i) his Accrued Benefits, (ii) his base salary for 12 months, (iii) any unpaid annual incentive bonus with respect to the most recently completed fiscal year if the bonus is unpaid on the date of termination, and (iv) a pro-rated portion of the annual incentive bonus that Mr. Taylor would have earned if he had remained employed, payable at the time bonuses are paid to employees generally. Additionally, Mr. Taylor’s vested options will be exercisable for 12 months after his termination due to death or disability.

In the event that Mr. Taylor’s employment is terminated by us without Cause or by Mr. Taylor for Good Reason within one year following a Change in Control (as defined in his amended and restated employment agreement), Mr. Taylor will be entitled to receive (i) the Accrued Benefits, and (ii) subject to Mr. Taylor executing a valid release of claims, severance pay equal to (v) two times Mr. Taylor’s annual base salary; (w) any unpaid annual incentive bonus with respect to the most recently completed fiscal year if the bonus is unpaid on the date of termination; (x) a pro-rated portion of the average annual incentive bonus that Mr. Taylor earned over the two completed fiscal years prior to his date of termination; (y) an amount equal to our portion of Mr. Taylor’s health care premiums for 24 months following his date of termination and (z) an amount equal to two times Mr. Taylor’s target annual incentive bonus.

Trevor S. Lang

We entered into an amended and restated employment agreement with Mr. Lang on July 29, 2015 pursuant to which if we terminate Mr. Lang’s employment without Cause or do not renew it or if Mr. Lang resigns for Good Reason, he is entitled to receive (i) any Accrued Benefits, and (ii) subject to Mr. Lang executing a valid release of claims, severance pay equal to Mr. Lang’s annual base salary, payable over 12 months. In addition, any vested stock options held by Mr. Lang at the time of his termination of employment without Cause or for Good Reason remain exercisable for a period of 90 days following the date of such termination.

We may terminate Mr. Lang’s employment for “Cause” immediately upon written notice of any of the following reasons: (i) his (x) commission of, or being indicted for, a felony, or (y) commission of a misdemeanor where imprisonment may be imposed (other than a traffic-related offense); (ii) any act of material misconduct or gross negligence in the performance of his duties or any act of moral turpitude; (iii) any act of theft, fraud or material dishonesty; (iv) his willful failure to perform any reasonable duties assigned by the Chief Executive Officer, or his refusal to follow the directives of the Chief Executive Officer that is not cured within 30 days; (v) any material breach of an agreement with us that is not cured within ten days; or (vi) his unlawful appropriation of a material corporate opportunity.

Mr. Lang generally may terminate his employment for “Good Reason” in connection with any of the following without his consent: (i) a material diminution of his authority, duties or responsibilities; (ii) a material diminution of his base salary; (iii) a relocation of his office to a location that is more than 50 miles from the Atlanta, Georgia metropolitan area; or (iv) any material breach of Mr. Lang’s employment agreement by us, in each case that is not cured within 60 days.

Lisa G. Laube

We entered into an amended and restated employment agreement with Ms. Laube on July 29, 2015 pursuant to which if we terminate Ms. Laube’s employment without Cause or do not renew it or if Ms. Laube resigns for Good Reason, she is entitled to receive (i) any Accrued Benefits, and (ii) subject to Ms. Laube executing a valid release of claims, severance pay equal to Ms. Laube’s annual base salary, payable over 12 months. In addition, any vested stock options held by Ms. Laube at the time of her termination of employment without Cause or for Good Reason remain exercisable for a period of 90 days following the date of such termination.

We generally may terminate Ms. Laube’s employment for “Cause” immediately upon written notice of any of the following reasons: (i) her (x) commission of, or being indicted for a felony, or (y) commission of a misdemeanor where imprisonment may be imposed (other than a traffic-related offense); (ii) any act of material misconduct or gross negligence in the performance of her duties or any act of moral turpitude; (iii) any act of theft, fraud or material dishonesty; (iv) her willful failure to perform any reasonable duties assigned by the Chief Executive Officer, or her refusal to follow the directives of the Chief Executive Officer that is not cured within 30 days; (v) any material breach of an agreement with us that is not cured within ten days; or (vi) her unlawful appropriation of a material corporate opportunity.

Ms. Laube generally may terminate her employment for “Good Reason” in connection with any of the following without her consent: (i) a material diminution of her authority, duties or responsibilities; (ii) a material diminution of her base salary; (iii) a relocation of her office to a location that is more than 50 miles from the Atlanta, Georgia metropolitan area; or (iv) any material breach of Ms. Laube’s employment agreement by us, in each case that is not cured within 60 days.

Brian K. Robbins

We entered into an employment agreement with Mr. Robbins on July 29, 2015 pursuant to which if we terminate Mr. Robbins’s employment without Cause or do not renew it or if Mr. Robbins resigns for Good Reason, he is entitled to receive (i) any Accrued Benefits, and (ii) subject to Mr. Robbins executing a valid release of claims, severance pay equal to Mr. Robbins’s annual base salary, payable over 12 months. In addition, any vested stock options held by Mr. Robbins at the time of his termination of employment without Cause or for Good Reason remain exercisable for a period of 90 days following the date of such termination.

We may terminate Mr. Robbins’s employment for “Cause” immediately upon written notice of any of the following reasons: (i) his (x) commission of, or being indicted for a felony, or (y) commission of a misdemeanor where imprisonment may be imposed (other than a traffic-related offense); (ii) any act of material misconduct or gross negligence in the performance of his duties or any act of moral turpitude; (iii) any act of theft, fraud or material dishonesty; (iv) his willful failure to perform any reasonable duties assigned by the Chief Executive Officer, or his refusal to follow the directives of the Chief Executive Officer that is not cured within 30 days; (v) any material breach of an agreement with us that is not cured within ten days; or (vi) his unlawful appropriation of a material corporate opportunity.

Mr. Robbins generally may terminate his employment for “Good Reason” in connection with any of the following without his consent: (i) a material diminution of his authority, duties or responsibilities; (ii) a material diminution of her base salary; (iii) a relocation of his office to a location that is more than 50 miles from the Atlanta, Georgia metropolitan area; or (iv) any material breach of Mr. Robbins’s employment agreement by us, in each case that is not cured within 60 days.

David V. Christopherson

We entered into an amended and restated employment agreement with Mr. Christopherson on July 29, 2015 pursuant to which if we terminate Mr. Christopherson’s employment without Cause or do not renew it or if Mr. Christopherson resigns for Good Reason, he is entitled to receive (i) any Accrued Benefits, and (ii) subject to Mr. Christopherson executing a valid release of claims, severance pay equal to Mr. Christopherson’s annual base salary, payable over 12 months. In addition, any vested stock options held by Mr. Christopherson at the time of his termination of employment without Cause or for Good Reason remain exercisable for a period of 90 days following the date of such termination.

We may terminate Mr. Christopherson’s employment for “Cause” immediately upon written notice of any of the following reasons: (i) his (x) commission of, or being indicted for a felony, or (y) commission of a misdemeanor where imprisonment may be imposed (other than a traffic-related offense); (ii) any act of material misconduct or gross negligence in the performance of his duties or any act of moral turpitude; (iii) any act of theft, fraud or material dishonesty; (iv) his willful failure to perform any reasonable duties assigned by the Chief Financial Officer or Chief Executive Officer, or his refusal to follow the directives of the Chief Executive Officer that is not cured within 30 days; (v) any material breach of an agreement with us that is not cured within ten days; or (vi) his unlawful appropriation of a material corporate opportunity.

Mr. Christopherson generally may terminate his employment for “Good Reason” in connection with any of the following without his consent: (i) a material diminution of his authority, duties or responsibilities; (ii) a material diminution of his base salary; (iii) a relocation of his office to a location that is more than 50 miles from the Atlanta, Georgia metropolitan area; or (iv) any material breach of Mr. Christopherson’s employment agreement by us, in each case that is not cured within 60 days.

The following table sets forth information on the potential payments to our NEOs upon certain termination or upon a change in control assuming such termination or change in control occurred on December 27, 2018.

Name	Cash Payments ($)		Continuation of Welfare Plans ($)
Thomas V. Taylor
Termination Without Cause/Company Non-Renewal/Resignation for
Good Reason	3,364,629	(1)	12,387	(2)
Death/Disability	1,900,000	(3)

Termination Within One Year Following a Change in Control	5,264,629	(4)	12,387	(2)
Trevor S. Lang	435,000	(5)
Termination Without Cause/Company Non-Renewal/Resignation for Good Reason
Lisa G. Laube	505,000	(5)
Termination Without Cause/Company Non-Renewal/Resignation for Good Reason
Brian K. Robbins	400,000	(5)
Termination Without Cause/Company Non-Renewal/Resignation for Good Reason
David V. Christopherson	345,000	(5)
Termination Without Cause/Company Non-Renewal/Resignation for Good Reason

(1)                     Represents an amount equal to (i) two times his base salary in effect at the end of Fiscal 2018, plus (ii) the average annual incentive bonus earned over the two completed fiscal years prior to the date of his termination.

(2)                     Represents our payment for the employer portion of the cost of continuation health coverage for his family for 24 months following his termination.

(3)                     Represents an amount equal to (i) his base salary in effect at the end of Fiscal 2018, plus (ii) the annual incentive bonus earned with respect to the year of his termination.

(4)                     Represents an amount equal to (i) two times his base salary in effect at the end of Fiscal 2018, (ii) the average annual incentive bonus earned over the two completed fiscal years prior to the date of his termination, plus (iii) an amount equal to two times his target bonus (at the target bonus rate for the fiscal year of his termination).

(5)                     Represents an amount equal to his or her base salary in effect at the end of Fiscal 2018.

CEO Pay Ratio Disclosure

As required by Item 402(u) of Regulation S-K, which was mandated by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing the following information about the relationship of the median annual total compensation of our employees and the annual total compensation of Tom Taylor, our Chief Executive Officer (our “CEO”), based on data as of December 31, 2018 (the “Determination Date”).

Our employee population consists of a significant number of part-time employees, many of whom are also compensated on an hourly basis. Approximately 92% of our employees are compensated on an hourly basis, and part-time employees represent approximately 28% of our total workforce. Our median employee in Fiscal 2018 was determined to be a full-time hourly employee.

For Fiscal 2018:

•                  The median of the annual total compensation of all employees of our company (other than our CEO) was determined to be $21,206; and

•                 The annual total compensation of our CEO, as reported in the Summary Compensation Table included herein, was $3,723,308.

Based on this information, for Fiscal 2018, the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all employees was 176 to 1.

This pay ratio is a reasonable estimate calculated in good faith, in a manner consistent with Item 402(u) of Regulation S-K. To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

•                We determined that, as of the Determination Date, our employee population consisted of approximately 6,571 individuals with 99.8% of these employees located in the United States and 0.2% located outside of the United States. This population consisted of our full-time, part-time, and temporary employees.

•                 We used a consistently applied compensation measure to identify our median employee by comparing the amount of salary, wages, overtime pay, bonuses and tips of our employees as reflected in our payroll records as reported to the Internal Revenue Service on Form W-2 for 2018. We did not annualize the compensation for any employee in identifying our median employee.

•                 We identified our median employee by consistently applying this compensation measure to all of our employees included in the analysis.

•               After we identified our median employee, we calculated such employee’s annual total compensation for 2018 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $21,206.

•                 With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2018 Summary Compensation Table included herein.

Compensation of our Directors for Fiscal 2018

Director Compensation (1) (2)

Name	Fees Earned or Paid in Cash ($)	Options Awards (#)	Stock Awards ($)	All Other Compensation ($)	Totals ($)
Norman Axelrod (Chairman)	$150,000	-	65,000	$-	$215,000
Peter Starrett	$67,500	-	65,000	$-	$132,500
Vincent West (3)	$-	-	-	$200,000	$200,000
John Roth	$-	-	-	$-	$-
Brad Brutocao	$-	-	-	$-	$-
David Kaplan	$-	-	-	$-	$-
Rachel Lee	$-	-	-	$-	$-
Michael Fung	$75,000	-	65,000	$-	$140,000
Felicia D. Thornton	$67,500	-	65,000	$-	$132,500
Richard L. Sullivan	$67,500	-	65,000	$-	$132,500

(1)                     For information regarding the compensation of Mr. Taylor, see “Compensation of our Named Executive Officers—Summary Compensation Table for Fiscal 2018.”

(2)                     As of December 27, 2018, the number of shares of our common stock underlying options held by each of the directors listed in the table was: Mr. Axelrod: 370,092; Mr. Starrett: 115,910; and Mr. West: 1,230,064.

(3)       George Vincent West is party to a consulting agreement with us, pursuant to which he receives annual consulting fees of $200,000. Either party may terminate the consulting agreement at any time upon 30 days written notice. Mr. West is subject to certain non-compete and non-solicitation restrictions while a consultant and for two years after the termination of his consultancy. In addition, Mr. West is subject to confidentiality and non-disparagement restrictions. Effective Fiscal 2019, the annual consulting fees will be $100,000.

For Fiscal 2018, directors who were employees of Ares or Freeman Spogli or their respective affiliates or who were executives of the Company did not receive compensation for their services as directors. Directors who were not executives or consultants of the Company or employees of Ares or Freeman Spogli or their respective affiliates each earned director fees in Fiscal 2018 as provided in the above table and as described below.

In Fiscal 2018, our directors who are not executives or consultants of the Company or employees of Ares or Freeman Spogli or their respective affiliates (collectively, “Non-Employee Directors”) are paid the following fees:

•                  an annual cash retainer of $60,000;

•                  an additional annual cash retainer of $80,000 to the chair of our Board;

•                  an additional annual cash retainer of $15,000 to the chair of our Audit Committee;

•                  an additional annual cash retainer of $10,000 to the chair of our Compensation Committee;

•                  an additional annual cash retainer of $7,500 to a non-chair member of our Audit Committee

•                  an additional annual cash retainer of $7,500 to the chair of our Nominating Committee;

•                  an additional annual cash retainer of $5,000 to a non-chair member of our other committees; and

•                  a grant of restricted stock under the 2017 Plan in an amount equal to $65,000 per year.

Such restricted stock awards will vest ratably on each of the first four anniversaries of the date of approval by the Board.

Directors who are not Non-Employee Directors will not receive any compensation for their services as directors.

We also reimburse our directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including travel expenses in connection with their attendance in-person at board and committee meetings. For Fiscal 2019, our Board has approved a cash retainer of $25,000 for the chair of our Audit Committee and $15,000 for the chair of our Nominating Committee.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (PROPOSAL 3)

In accordance with Section 14A of the Exchange Act, which was added by The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”) and the related SEC rules promulgated thereunder, we are providing our stockholders the opportunity to cast a non-binding advisory vote to approve the compensation of the named executive officers for the fiscal year ended December 27, 2018. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on the compensation of our named executive officers. The Board recommended, and the stockholders approved at our 2018 annual meeting of stockholders, that such advisory vote would be conducted once every year.

As described in the “Compensation Discussion and Analysis” section of these proxy materials, the primary objectives of our executive compensation program are to (i) provide simplicity and transparency regarding executive compensation, (ii) provide attractive compensation for talent, (iii) provide pay tied to specific performance goals and (iv) tie incentive compensation to operating income. The foregoing objectives are applicable to the compensation of our named executive officers. We urge our stockholders to review the Compensation Discussion and Analysis above and the compensation tables and narrative discussion included therein for more information.

We believe that our executive compensation program achieves these objectives by balancing multiple compensation elements, while keeping an appropriate portion of compensation “at risk,” which has enabled us to successfully motivate and reward the named executive officers. We believe such program is appropriate in light of our overall compensation philosophy and objectives and has played an essential role in our continued growth and financial success by aligning the long-term interests of the named executive officers with the long-term interests of our stockholders.

For these reasons, the Board recommends a vote in favor of the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers for the fiscal year ended December 27, 2018, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal is not binding upon us. Notwithstanding the advisory nature of this vote, the Compensation Committee values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our named executive officers. Furthermore, stockholders are welcome to bring any specific concerns regarding executive compensation to the attention of the Board at any time throughout the year. Please refer to “Other Board Information—Stockholder and Interested Party Communications” above for information about communicating with the Board.

The affirmative vote of the holders of a majority of the votes cast by our stockholders in person or represented by proxy and entitled to vote is required to approve this Proposal 3.

THE BOARD RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS FOR THE FISCAL YEAR ENDED DECEMBER 27, 2018, AS DISCLOSED IN THESE PROXY MATERIALS.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of March 20, 2019, by:

•                  each of our directors and NEOs;

•                  all of our directors, executive officers and certain other officers as a group; and

•                each person, or group of affiliated persons, who is known by us to beneficially own more than 5% of our Class A common stock.

Beneficial ownership is determined according to the rules of the SEC and generally means that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power of that security, including options that are currently exercisable or exercisable within 60 days of March 20, 2019. Shares issuable pursuant to options are deemed outstanding for computing the percentage of the person holding such options, but are not outstanding for computing the percentage of any other person. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons named in the table below have sole voting and investment power with respect to all shares of Class A common stock shown that they beneficially own, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose.

Unless otherwise indicated, the address of each beneficial owner listed below is c/o Floor and Decor Holdings, Inc., 2233 Lake Park Drive, Smyrna, GA 30080.

Name of Beneficial Owner	Total Shares Beneficially Owned		Total Percentage Beneficially Owned
Named Executive Officers and Directors:
Thomas V. Taylor	1,303,678	(2)	1.3%
Trevor S. Lang	705,509	(3)	*
Lisa G. Laube	573,936	(4)	*
Brian K. Robbins	45,788	(5)	*
David V. Christopherson	57,942	(6)	*
Norman H. Axelrod	907,488	(7)	*
George Vincent West	2,968,715	(8)	3.0%
Brad J. Brutocao	—		*
Michael Fung	4,355	(9)	*
David B. Kaplan	—		*
Rachel H. Lee	—		*
John M. Roth	—		*
Peter M. Starrett	301,482	(10)	*
Richard L. Sullivan	4,355	(11)	*
Felicia D. Thornton	6,955	(12)	*
All directors and executive officers as a group (15 persons)	6,880,203	(13)	7.0%
5% Stockholders:
Ares Corporate Opportunities Fund III, L.P. (14)(15)	19,414,134		19.8%
FS Equity Partners VI, L.P. and FS Affiliates VI, L.P., as a group (14)(16)	9,415,856	(17)	9.6%
Sands Capital Management, LLC (18)	8,904,254	(19)	9.1%
Joho Capital LLC (20)	5,623,554	(21)	5.7%
Wellington Management Group LLP (22)	5,087,160	(23)	5.2%

*          Represents ownership of less than 1%.

(1)                                 Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of our common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to such securities.

(2)                                 Consists of (i) 76,392 shares of Class A common stock directly held by The Taylor Grantor Retained Annuity Trust, of which Mr. Taylor is the trustee, (ii) 2,895 shares of Class A common stock transferred by Mr. Taylor to his children, over which Mr. Taylor has sole voting power, (iii) 23,148 shares of Class A common stock directly held by Mr. Taylor and (iv) 1,201,243 shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of March 20, 2019.

(3)                                 Consists of (i) 136,019 shares of Class A common stock directly held by Mr. Lang, (ii) 2,574 shares of Class A common stock transferred by Mr. Lang to his children, over which Mr. Lang has sole voting power and (iii) 566,916 shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of March 20, 2019.

(4)                                 Consists of (i) 81,087 shares of Class A common stock directly held by Ms. Laube and (ii) 492,849 shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of March 20, 2019.

(5)                                 Consists of (i) 3,560 shares of Class A common stock directly held by Mr. Robbins and (ii) 42,228 shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of March 20, 2019.

(6)                                 Consists of (i) 10,545 shares of Class A common stock directly held by Mr. Christopherson and (ii) 47,397 shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of March 20, 2019.

(7)                                 Consists of (i) 347,080 shares of Class A common stock directly held by Alison K. Axelrod 2012 Family Trust, of which Mr. Axelrod is the trustee, (ii) 260,961 shares of Class A common stock directly held by AS SKIP LLC, of which Mr. Axelrod is the managing member; (iii) 4,355 shares of restricted stock that vest ratably through April 26, 2021 and (iv) 295,092 shares of Class A common stock that are currently exercisable or that will become exercisable by Mr. Axelrod within 60 days of March 20, 2019.

(8)                                 Consists of (i) 1,037,305 shares of Class A common stock directly held by American West Investment Corporation, of which Mr. West is the president, (ii) 776,346 shares of Class A common stock directly held by West Family Partners, LLLP, of which Mr. West is the general partner, and (iii) 1,155,064 shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of March 20, 2019.

(9)                                 Consists of 4,355 shares of restricted stock that vest ratably through April 26, 2021.

(10)                          Consists of (i) 181,217 shares of Class A common stock directly held by the Starrett Family Trust, of which Mr. Starrett is the trustee, (ii) 4,355 shares of restricted stock that vest ratably through April 26, 2021 and (iii) 115,910 shares of Class A common stock issuable that are currently exercisable or that will become exercisable within 60 days of March 20, 2019.

(11)                          Consists of 4,355 shares of restricted stock that vest ratably through April 26, 2021.

(12)                          Consists of (i) 2,600 shares of Class A common stock directly held by Ms. Thornton and (ii) 4,355 shares of restricted stock that vest ratably through April 26, 2021.

(13)                          Includes (i) 2,963,504 shares of Class A common stock, directly or indirectly, beneficially owned, including restricted stock and (ii) 3,916,699 shares of Class A common stock that are currently exercisable or that will become exercisable within 60 days of March 20, 2019.

(14)                          Pursuant to the terms of the Investor Rights Agreement, each Sponsor will agree to vote in favor of the other Sponsor’s nominees and for the election of our then-current chief executive officer to our Board. As a result, each Sponsor may be deemed to be the beneficial owner of the shares of our Class A common stock owned by the other Sponsor. Each of Ares and Freeman Spogli expressly disclaims beneficial ownership of the shares of Class A common stock not directly held by it, and such shares have not been included in the table above for purposes of calculating the number of shares beneficially owned by Ares or Freeman Spogli. For a more detailed description of the Investor Rights Agreement, see “Certain Relationships and Related Party Transactions—Investor Rights Agreement.”

(15)                          Shares of Class A common stock are held directly by Ares Corporate Opportunities Fund III, L.P. (“ACOF III”). The manager of ACOF III is ACOF Operating Manager III, LLC (“ACOF Operating Manager III”), and the sole member of ACOF Operating Manager III is Ares Management LLC. The sole member of Ares Management LLC is Ares Management Holdings L.P. (“Ares Management Holdings”) and the general partner of Ares Management Holdings is Ares Holdco LLC (“Ares Holdco”). The sole member of Ares Holdco is Ares Holdings Inc. (“Ares Holdings”), whose sole stockholder is Ares Management. Ares Management GP LLC (“Ares Management GP”) is the sole holder of Class B common stock, $0.01 par value per share, of Ares Management and Ares Voting LLC (“Ares Voting”) is the sole holder of Class C common stock, $0.01 par value per share, of Ares Management. Pursuant to Ares Management’s Certificate of Incorporation, the holders of Ares Management’s Class B common stock and Class C common stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners Holdco LLC (“Ares Partners” and, together with ACOF III, ACOF Operating Manager III, Ares Management LLC, Ares Management Holdings, Ares Holdco, Ares Holdings, Ares Management, Ares Management GP and Ares Voting, the “Ares Entities”).

Ares Partners is managed by a board of managers, which is composed of Michael Arougheti, Ryan Berry, R. Kipp deVeer, David Kaplan, Michael McFerran, Antony Ressler and Bennett Rosenthal (collectively, the “Board Members”). Mr. Ressler generally has veto authority over decisions of the Board Members. Each of the Ares Entities (other than ACOF III with respect to the shares held directly by it) and the Board Members and the other directors, officers, partners, stockholders, members and managers of the Ares Entities expressly disclaims beneficial ownership of the shares of Class A common stock. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. The foregoing information is based on an amended Schedule 13D filed by ACOF III with the SEC on March 4, 2019.

(16)                          FS Capital Partners VI, LLC, as the general partner of FS Equity Partners VI, L.P. and FS Affiliates VI, L.P. (the “FS Funds”), has the sole power to vote and dispose of the shares of our common stock owned by the FS Funds. Messrs. Brad J. Brutocao, Bradford M. Freeman, Benjamin D. Geiger, Todd W. Halloran, Jon D. Ralph, John M. Roth, J. Frederick Simmons, Ronald P. Spogli and William M. Wardlaw are the managing members of FS Capital Partners VI, LLC, and Messrs. Brutocao, Freeman, Geiger, Halloran, John S. Hwang, Christian B. Johnson, Ralph, Roth, Simmons, Spogli and Wardlaw are the members of Freeman Spogli & Co., and as such may be deemed to be the beneficial owners of the shares of our common stock owned by the FS Funds. Messrs. Brutocao, Freeman, Geiger, Halloran, Hwang, Johnson, Ralph, Roth, Simmons, Spogli and Wardlaw each disclaims beneficial ownership in the shares except to the extent of his pecuniary interest in them. The business address of the FS Funds and FS Capital Partners VI, LLC is c/o Freeman Spogli & Co., 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025. The foregoing information is based on an amended Schedule 13D filed by FS Capital Partners VI, LLC with the SEC on March 4, 2019.

(17)                          FS Equity Partners VI, L.P. directly beneficially owns 9,032,175 shares, or 9.2%, of our Class A common stock. FS Affiliates VI, L.P. directly beneficially owns 383,681 shares, or 0.4%, of our Class A common stock. The foregoing information is based on an amended Schedule 13D filed by FS Capital Partners VI, LLC with the SEC on March 4, 2019.

(18)                          The business address of Sands Capital Management, LLC is 1000 Wilson Blvd., Suite 3000, Arlington, VA 22209. The foregoing information is based on a Schedule 13G filed by Sands Capital Management, LLC with the SEC on January 10, 2019.

(19)                          Consists of 8,904,254 shares, or 9.1%, of our Class A common stock over which Sands Capital Management, LLC has sole voting and dispositive power. The shares are beneficially owned by clients of Sands Capital Management, LLC. The foregoing information is based on a Schedule 13G filed by Sands Capital Management, LLC with the SEC on January 10, 2019.

(20)                          The business address of each of Joho Capital LLC, Robert Karr, Joho Partners, L.P. and RAK Capital LLC is 55 East 59th Street, 15th Floor, New York, NY 10022. The foregoing information is based on an amended Schedule 13G filed by Joho Capital LLC with the SEC on February 14, 2019.

(21)                          Consists of 5,623,554 shares, or 5.7%, of our Class A common stock over which Joho Capital LLC and Robert Karr have shared voting and dispositive power. Joho Partners, L.P. and RAK Capital LLC have shared voting and disposal powers over 5,582,381 of such shares, representing 5.7%, of our Class A common stock. The foregoing information is based on an amended Schedule 13G filed by Joho Capital LLC with the SEC on February 14, 2019.

(22)                          The business address of each of Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP is 280 Congress Street, Boston, MA 02210. The foregoing information is based on a Schedule 13G filed by Wellington Management Group LLP with the SEC on February 12, 2019.

(23)                          Consists of 5,087,160 shares, or 5.2%, of our Class A common stock over which Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP have shared dispositive power. Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP, and Wellington Management Company LLP have shared voting powers over 4,371,064 of such shares, representing 4.5%, of our Class A common stock. The foregoing information is based on a Schedule 13G filed by Wellington Management Group LLP with the SEC on February 12, 2019.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Our directors, executive officers and holders of more than 10% of our common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act, which requires them to file reports with the SEC on Forms 3, 4 and 5 with respect to their ownership and change of ownership of our common stock. Based solely upon a review of the copies of these forms or written representations that no Form 5 was required, which we have received from such persons or entities for transactions in our common stock and their common stock holdings for Fiscal 2018, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our directors, executive officers and holders of more than 10% of our common stock.

2020 ANNUAL MEETING

Stockholder proposals submitted pursuant to Rule 14a-8 of the Exchange Act for the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) must be received by us no later than November 26, 2019 to be presented at the 2020 Annual Meeting or to be eligible for inclusion in the proxy materials related thereto under the SEC’s proxy rules. Such proposals can be sent to us at Floor & Decor Holdings, Inc., 2233 Lake Park Drive, Smyrna, GA 30080, Attention: David V. Christopherson, Secretary.

In addition, pursuant to Sections 1.10 and 1.11 of the Bylaws, (a) director nominations from our stockholders and (b) any stockholder proposal other than those submitted pursuant to Rule 14a-8 of the Exchange Act must be timely to be properly brought before the 2020 Annual Meeting. To be timely, such director nominations or stockholder proposals must be received by our Secretary at our principal executive offices at 2233 Lake Park Drive, Smyrna, GA 30080 between the opening of business on January 16, 2020 and the close of business on February 14, 2020. Such director nominations or stockholder proposals must also be in compliance with the additional requirements set forth in the Bylaws. However, if the date of the 2020 Annual Meeting is more than 30 days before or more than 60 days after May 16, 2020, to be timely, such director nominations or stockholder proposals must be received no earlier than the 120th day prior to the date of the 2020 Annual Meeting and not later than (i) the close of business on the 90th day prior to the date of the 2020 Annual Meeting or (ii) the tenth day following the day on which the public announcement of the date of the 2020 Annual Meeting is first made.

ANNUAL MEETING OF SHAREHOLDERS OF FLOOR & DECOR HOLDINGS, May 16, 2019 INC. INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone to transmit your voting instructions. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions to transmit your voting instructions. Have your proxy card available when you call. Transmit your voting instructions online or by phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 00003333033000000000 3 051619 changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x The Board of Directors recommends you vote FOR the following: 1. Election of Directors NomineesFOR AGAINST ABSTAIN 1a. Michael Fung 1b. John M. Roth 1c. Thomas V. Taylor 1d. Rachel H. Lee The Board of Directors recommends you vote FOR proposals 2 and 3. 2. Ratify the appointment of Ernst & Young LLP as independent auditors for the Company’s 2019 fiscal year. 3. To approve, by non-binding vote, the compensation paid to the Company's named executive officers. In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on such other business as may properly come before the meeting and any adjournment thereof. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1, “FOR” Proposals 2 and 3 and in the discretion of the proxies with respect to such other business as may properly come before the meeting. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Shareholder Date: Signature of ShareholderDate: NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/21445/ COMPANY NUMBER ACCOUNT NUMBER PROXY VOTING INSTRUCTIONS